SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    Form 8-K


                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                        Date of Report: October 16, 1998



                                   AT&T CORP.

A New York                      Commission File                  I.R.S. Employer
Corporation                       No. 1-1105                     No.13-4924710



            32 Avenue of the Americas, New York, New York 10013-3412


                         Telephone Number (212) 387-5400

Form 8-K                                                              AT&T Corp.
October 16, 1998


Item 5.  Other Events.

AT&T is making available its audited consolidated financial results and certain other information for the year ended December 31, 1997 restated to reflect the merger with Teleport Communications Group, Inc. on July 23, 1998 which was accounted for as a pooling of interests. In addition, prior periods' results have been reclassified for a change in accounting for wireless inroaming revenues and to conform to the 1998 presentation.

1. Report of Independent Accountants.

2. Management's Discussion and Analysis.

3  Five-Year Summary of Selected Financial Data.

4. Consolidated Statements of Income for the Years Ended December 31, 1997, 1996, and 1995.

5. Consolidated Balance Sheets at December 31, 1997, and 1996.

6. Consolidated Statements of Changes in Shareowners' Equity for the Years Ended December 31, 1997, 1996, and 1995.

7. Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996, and 1995.

8. Notes to Consolidated Financial Statements.

AT&T is also making available its restated unaudited consolidated financial results and certain other information for the period ended June 30, 1998. Filed as Exhibit 99.1 to this 8-K is the following information:

1. Management's Discussion and Analysis for  the Six Months Ended June 30, 1998.

2. Unaudited Consolidated Statements of Income for the Six Months Ended June 30, 1998 and 1997.

3. Unaudited Consolidated Balance Sheets at June 30, 1998 and December 31, 1997.

4. Unaudited Consolidated Statements of Changes in Shareowners' Equity for the Six Months Ended June 30, 1998 and June 30, 1997.

5. Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 and June 30, 1997.

6. Notes to Consolidated Financial Statements.

Form 8-K                                                              AT&T Corp.
October 16, 1998


Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits.

              Exhibit 12    Computation of Ratio of Earnings to Fixed Charges



              Exhibit 23    Consent of Independent Accountants

              Exhibit 27    Financial Data Schedules.

              Exhibit 99.1 AT&T Corp. unaudited consolidated financial results and certain other information for the six months ended June 30, 1998.

              Exhibit 99.2 Quarterly Consolidated Statements of Income for 1998 and 1997.

              Exhibit 99.3 Unaudited Condensed Statements of Income for the month ended August 31, 1998 and unaudited Condensed Balance Sheet at August 31, 1998.

Report of Independent Accountants on financial statement schedule

Schedule II - Valuation and Qualifying Accounts

Form 8-K                                                              AT&T Corp.
October 16, 1998


                            REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareowners of AT&T Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareowners' equity and of cash flows present fairly, in all material respects, the financial position of AT&T Corp. and its subsidiaries (AT&T) at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of AT&T's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits on these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP


1301 Avenue of the Americas
New York, New York
January 26, 1998 (September 23, 1998 as to Note 15)

Form 8-K                                                              AT&T Corp.
October 16, 1998


                               SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               AT&T CORP.




                               /s/  M. B. Tart
                               ---------------------------------
                               By:  M. B. Tart
                                    Vice President and Controller

October 15, 1998

Form 8-K                                                              AT&T Corp.
October 16, 1998


MANAGEMENT'S DISCUSSION AND ANALYSIS - FOR THE YEAR ENDED DECEMBER 31, 1997 January 1, 1997, marked a beginning for AT&T. The challenge of completing the "trivestiture" was behind us and we entered the new year as a new company -- one better focused and prepared to face the increasingly competitive and dynamic telecommunications industry. As our experience in 1997 proved, however, the most challenging period in this company's history did not end with trivestiture. Rather, we had just begun the work needed to position ourselves strategically and financially in order to grow profitably in the years to come.

  Change  and  complexity  characterized  the  industry  in 1997.  New  services continued  to emerge --  services  like voice  over the  Internet  and  Internet
Protocol(IP) networks. Digital technology continued to revolutionize the wireless communications business. Demand for data transmission services such as frame relay multiplied, and corporations demanded help managing their ever more complex, more global telecommunications needs. The maze of regulatory issues impacting our business grew more and more intricate. Even the very structure of the industry changed as companies from all parts of the industry looked for partners to help them become providers of complete offerings of telecommunications services.

  As if all this wasn't challenging enough in 1997, competition intensified in our long-distance and wireless businesses where we faced some of the stiffest competitive conditions around. Aggressive industry pricing practices put pressure on our margins in long-distance services for businesses. The competition used price and innumerable other tactics to attack our residential base and new competitors entered wireless markets all over the country with aggressive offers.

  Our mission for 1997 was to take the critical actions needed to prepare AT&T for the future. Our ultimate ability to deliver shareowner value depends on the strategic position and the financial strength and flexibility that we create for ourselves today. But we also understand the need to balance concern for the future with our investors' expectations for solid financial performance in the present.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  So in 1997, we did invest for the future. We invested in our local service initiative which reduced earnings before interest and taxes (EBIT), including other income, by almost $1 billion and earnings before interest, taxes, depreciation and amortization (EBITDA), including other income, by over $750 million and reduced earnings per share by about $0.32. We did not get the return we wanted on this investment, so we made the important economic decision to discontinue our efforts to sell local service to residential customers on a total services resale basis. We remain committed to providing local service to our residential customers, but only when an economically viable means of doing so can be developed.

  On the business side, we accelerated our local entry in January 1998 when we executed a merger agreement with Teleport Communications Group, Inc. (TCG), the largest competitive local exchange carrier. On July 23, 1998, AT&T completed the merger. Each share of TCG common stock was exchanged for 0.943 of AT&T common stock resulting in an issuance of 181.6 million shares in the transaction. The merger was accounted for as a pooling of interests, and accordingly, AT&T's historical financial statements have been restated to reflect the combined results of AT&T and TCG. TCG brings to AT&T local facilities in 83 of the top U.S. markets, along with the management expertise we need to win in the business local market. The TCG deal, valued at about $11 billion, is expected to generate over $1 billion in synergies in 1999, growing to $2.2 - $2.5 billion in 2002.

  We also continued to develop businesses that are important to our long-term success. These businesses include international markets (excluding bilateral traffic), AT&T Solutions -- our outsourcing, consulting and networking integration professional services business; AT&T WorldNet -- our Internet access service for homes and businesses, and wireless service in new 1.9 GHz markets. We invested heavily in these businesses in 1997; they further reduced AT&T's EBIT by more than $1.6 billion, EBITDA by more than $1.3 billion and earnings per share* by about $0.55 for the year.

*All earnings per share information in this discussion is presented on a diluted basis, meaning that the share balance used in the calculation includes shares outstanding plus shares that may be issued as a result of the exercise of options.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  We continued to invest in our core long-distance business as well. The AT&T long-distance network handled a record volume of traffic in 1997, including a new one-day record of 319 million calls on the Monday after Thanksgiving. Approximately 99.96% of these calls were completed on the first try. In order to maintain this level of capacity and reliability, as well as respond to new demands, we invested the majority of our capital spending in 1997 in the long-distance network, deploying Synchronous Optical Network (SONET) technology rings across the country and increasing the capacity of our data networks.

  All this investment, plus the effects of competition on our core long-distance and wireless businesses, put a strain on our financial performance. As a result, our 1997 earnings were down from the prior year, as explained below in the discussion of our financial results for the year. But again, we recognize the need to balance investment with current earnings and to have maximum financial flexibility in this growing industry. Therefore, we moved aggressively to shore up our financial position and stabilize our earnings. We continued to divest

Form 8-K                                                              AT&T Corp.
October 16, 1998

assets and businesses not critical to our long-term strategy. We completed the sales of AT&T Tridom, AT&T Skynet, our submarine systems business and our investment in DirecTV. Additionally, in 1997 we reached agreements to sell UCS, AT&T Solutions Customer Care, and our holdings of LIN Television Corporation and WOOD-TV. We also reduced our strategic investment in SmarTone Communications. As of September, 1998 all of these businesses have been sold with the exception of Wood-TV, which is expected to close in the fourth quarter of 1998. All told, these transactions have generated over $12 billion in cash for AT&T (pretax). As a result, our already solid balance sheet has become even stronger.

  In order to deliver on the earnings expectations of our investors and to position ourselves for the future, we attacked our cost structure aggressively in 1997 and intend to do a lot more in 1998 and beyond. As a result of our cost reduction efforts, our selling, general and administrative (SG&A) expenses declined in the fourth quarter of 1997. Our earnings, after hitting the low-water mark in the second quarter, showed sequential improvement in the third and fourth quarters. EBITDA also trended upward in the second half. Further, we expect to reduce SG&A by $1.6 billion in 1998 (excluding TCG) and our goal is to achieve a level of SG&A expenses equal to 22% of revenues by the end of 1999.

  On January 26, 1998, we announced a plan to reduce headcount by 15,000 to 18,000 over two years as part of the Company's overall cost reduction program. In connection with this plan, a voluntary retirement incentive program (VRIP) was offered to eligible management employees. Approximately 15,300 management employees accepted the VRIP offer. During the second quarter of 1998 AT&T recorded restructuring charges of $2,743 million ($1,694 million after-tax) primarily in connection with the VRIP offer. The restructuring charges of $2,743 million will be partially offset by approximately $1.1 billion of gains to be recognized in the third and fourth quarters of 1998 as employees' pension benefit obligations are settled. The amount of gains to be recognized in future periods is subject to market fluctuations. Due to the capital market downturn and the lowering of the discount rate, as of the beginning of October, we estimate that the gains will be $0.7 billion.

  Shareowners recognized our efforts in 1997. AT&T was the top performing stock in the Dow Jones Industrial Average (DJIA) for the six months ending December 31, 1997, and had the seventh-highest appreciation among the Dow stocks for the full year. Our stock generated a total return, including dividends, of over 53% in 1997. We hope to continue to produce a high return in 1998 and beyond by delivering earnings growth.

Form 8-K                                                              AT&T Corp.
October 16, 1998

OPERATING RESULTS
Our income from continuing operations decreased $1,209 million, or 22.2%, in 1997 and increased $445 million, or 8.9%, in 1996. Lower earnings from the core business and increased dilution from investments in initiatives contributed almost equally to the decline in earnings in 1997. Core earnings were lower due primarily to higher depreciation and amortization expenses driven by higher levels of capital investment. In 1997 we invested $7.7 billion in capital, the majority of which was directed toward increasing the capacity and technology of our long-distance and wireless networks, including the installation of SONET facilities. We expect to complete our SONET program in 1998 with a total of 52 rings providing coast-to-coast connectivity. Our local service efforts and our expansion into new wireless markets were the primary drivers of the increase in dilution from initiatives in 1997.

  In 1995 our core business recorded pretax charges of $3,023 million of restructuring and other charges. The charges covered consolidating and reorganizing numerous corporate and business units over several years. The total impact on income from continuing operations was $2,032 million, or $1.17 per share. The impact on income from discontinued operations was $3,321 million, or $1.91 per share. The impact on net income was $5,353 million, or $3.08 per share. Discussions presented here exclude the impact of these charges unless noted.


Dollars in Millions
For the Years Ended December 31          1997     1996     1995*
Income from Continuing Operations      $4,249   $5,458    $5,013
Income from Discontinued Operations       100      173       425
Gain on Sale of Discontinued
  Operations                               66      162         -
Net Income                             $4,415   $5,793    $5,438

Earnings Per Share - Diluted:
Income from Continuing Operations      $ 2.38   $ 3.09    $ 2.88
Income from Discontinued Operations      0.05     0.10      0.25
Gain on Sale of Discontinued
  Operations                             0.04     0.09         -
Net Income                             $ 2.47   $ 3.28    $ 3.13

Earnings Per Share - Diluted:
Core                                   $ 3.25   $ 3.64    $ 3.06
Initiatives                             (0.87)   (0.55)    (0.18)
Total Continuing Operations            $ 2.38   $ 3.09    $ 2.88
*Excludes restructuring and other charges

Form 8-K                                                              AT&T Corp.
October 16, 1998

  Income related to discontinued operations, including gains on disposals, was $166 million in 1997 and $335 million in 1996. As of December 31, 1997, UCS was the only business remaining in discontinued operations. On April 2, 1998, AT&T sold AT&T Universal Card Services, Inc. (UCS) for $3,500 million to Citibank. In addition, we received $5,722 million as settlement of receivables from UCS. We completed the sale of our submarine systems business in the third quarter of 1997, and in 1996 we successfully divested Lucent, NCR, AT&T Capital and other businesses.

REVENUES
We reported our 1997 revenues in five categories: business and consumer services, wireless services, other and corporate, and eliminations. Total revenues grew $889 million, or 1.8%, in 1997 and $2,239 million, or 4.6%, in 1996.

Dollars in Millions
For the Years Ended December 31          1997      1996     1995
Business services                     $22,030   $21,491  $20,421
Consumer services                      23,527    24,184   23,917
Wireless services                       4,668     4,246    3,639
Other and corporate                     2,704     1,892    1,530
Eliminations                           (1,352)   (1,125)  (1,058)
Total revenues                        $51,577   $50,688  $48,449


Business services revenue increased $539 million, or 2.5%, in 1997 and $1,070 million, or 5.2%, in 1996. Business long-distance services revenue, made up primarily of revenue from voice and data services, and related products sales, is the main contributor to the growth reflecting an increase of $516 million, or 2.4%, in 1997 and the entire increase in 1996. Adjusted for the sales of AT&T Skynet and AT&T Tridom, business long-distance revenue grew 3.1% in 1997. Strong growth in revenue from data services -- frame relay and other emerging services as well as private line -- drove the increase in business revenue. Revenue growth from voice services was hampered by pricing pressure brought on by a number of factors. Many voice service contracts were renegotiated during the year, encouraged by uncertainty surrounding the possibility of detariffing. Competitive pressure caused many of these contracts to be renegotiated at lower rates. Also, reductions in access costs were passed to customers in the form of

Form 8-K                                                              AT&T Corp.
October 16, 1998

lower rates, further pressuring revenue growth. Revenue growth in 1996 was fueled by both strong growth in business inbound (toll-free 800 and 888 services) and data services.

  Calling volume, or billed minutes, in business long-distance services grew in the mid-teens in both 1997 and 1996, both led by strong volume growth in inbound services as well as growth in outbound services and government markets. Again, lower price levels on voice contracts substantially offset the growth in calling volume though the pricing environment began to show signs of stabilization in the fourth quarter of 1997.

  Consumer services revenue declined $657 million, or 2.7%, in 1997 and increased $267 million, or 1.1%, in 1996. Consumer long-distance services, the primary revenue driver, declined $697 million, or 2.9%, in 1997 and increased $266 million, or 1.1%, in 1996. However, our 1997 revenue growth was impacted by a number of strategic choices intended to improve profitability. For instance, we accelerated the use of free minutes as a customer incentive in 1997, increasingly using them in place of checks. Since free minutes are presented as contra-revenue on the income statement while checks are classified as a promotional expense, our move toward free minutes served to reduce revenue growth. This shift, plus the effects of flowing savings from access reform through to customers resulting in lower prices, accounted for 2 percentage points of the 2.7% decline in revenue. The remaining decline was primarily due to another move designed to improve long-term profitability -- the migration of customers to more favorable calling plans. This is a key element in our strategy to retain our most profitable customers. Partially offsetting the declines was growth in intraLATA, or local-toll services. Presubscription processes allowing customers to choose AT&T as their preferred local-toll carrier helped revenue from these services grow substantially in 1997. In 1996 the increase in consumer revenue was driven by price increases instituted throughout the year.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  Another element in our strategy to attract and retain the most profitable residential customers and to improve our bottom line was to refine our marketing efforts in the second half of the year so that the customer base we targeted for acquisition would not include customers who are not profitable to us. While not having a material impact on consumer revenue or volume for the full year 1997, this strategic shift may cause further pressure on these measures in the future.

  Consumer calling volume increased by a low-single-digit percentage in 1997 compared with a decrease of a similar magnitude in 1996. The increase was due to strong growth in intraLATA volume, again as a result of capturing the opportunity offered by local-toll presubscription, while in 1996 declines in domestic volumes were partially offset by growth in international volumes.

  Total long-distance services revenues -- the sum of the business and consumer categories -- was $45,490 million in 1997, essentially flat compared with
$45,671 million in 1996. Volume increased 8.7% for the year. In 1996 long-distance revenues increased $1,336 million, or 3.0%, on a volume increase of 5.9%. The gap between volume and revenue growth widened to 9.1% in 1997 due to the revenue factors mentioned above, including the flow-through of access charge reductions, and also due to the growth in lower-priced services such as intraLATA. The 1996 gap reflected the impact of promotional discounts, increased movement of customers to optimal calling plans and increased discounts given to large accounts. In addition, international volumes increased in 1996 while international revenue remained relatively flat.

  Wireless services revenue, which includes wireless voice and data, messaging, air-to-ground services, product sales, and costs associated with fixed wireless development increased $422 million, or 9.9%, in 1997. Revenue from AT&T's new
1.9 GHz markets is included in this figure, although its impact on the annual growth rate was minimal. Adjusted for the impact of wireless properties disposed of in December 1996, the 1997 revenue growth rate would have been 12.5%. The revenue growth was driven by consolidated subscriber growth of 18.5%

Form 8-K                                                              AT&T Corp.
October 16, 1998

in 1997. In 1996 wireless revenue increased $607 million, or 16.7%, on a 30.4% increase in subscribers. The slower rates of growth in 1997 reflect the increased competition that characterized the wireless industry in 1997. Competition was particularly fierce in the southwestern and western areas of the U.S. where the introductory offers of new market entrants were often met with equally competitive offers from incumbent cellular competitors. The lower growth rates also reflect the fact that while new competitors have had a significant impact in many of our cellular (850 MHz) markets, we are just beginning to penetrate new markets with AT&T Digital PCS service on the 1.9 GHz spectrum. Finally, similar to our consumer strategy, toward the end of 1997 we began focusing our efforts on targeting high-value wireless customers and reducing sales to lower-end subscribers. While this strategic move impacted both revenue and subscriber growth rates in 1997, and will continue to impact these growth rates in 1998, it is designed to improve the profitability of the wireless business.

  This strategic shift, if successful, will help support our average revenue per user (ARPU) over time. In 1997 the impact of industry-wide competitive pricing pressure, along with increased "convenience" usage of wireless phones, overcame any benefit from our high-value strategy. ARPU in our existing cellular markets fell to $60 per month from approximately $67 in 1996 and $76 in 1995.

  Wireless customers, or subscribers, in markets where AT&T owns a majority interest (consolidated markets), stood at 6.0 million at December 31, 1997. This included over sixty thousand subscribers in our new 1.9 GHz markets. Cellular subscribers at December 31, 1996, and 1995 were 5.0 million and 3.9 million, respectively. Cellular subscribers in markets in which we have or share a controlling interest were 8.1 million at December 31, 1997, up 16.8% from 7.0 million at December 31, 1996. Cellular customers on this basis were 5.5 million at December 31, 1995.

  Revenue for other and corporate increased $812 million, or 43.0%, in 1997 and $362 million, or 23.7%, in 1996. The 1997 increase resulted primarily from increases in AT&T Solutions related primarily to outsourcing revenue, as well as revenue from TCG, AT&T WorldNet and international markets. AT&T Solutions, comprised primarily of outsourcing revenue, and local revenue from TCG drove the increase in 1996.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  Eliminations reflect the elimination of revenues for services sold between categories (e.g., sales of business long-distance services to other AT&T units).

OPERATING EXPENSES
For the year, operating expenses totaled $44,741 million, an increase of 6.6% from $41,979 million in 1996. In 1996 expenses increased 4.3% from $40,257 million in 1995.

Dollars in Millions
For the Years Ended December 31        1997      1996      1995
Access and other interconnection    $16,350   $16,363   $17,647

Access and other interconnection expenses are the charges that we pay to connect calls on the facilities of local exchange carriers and other domestic service providers, and fees that we pay foreign telephone companies (settlements) to connect calls made to and from foreign countries on our behalf. These charges are designed to reimburse these carriers for the common and dedicated facilities and switching equipment used to connect our network with theirs. These costs remained essentially flat in 1997 as lower per-minute access costs were offset by solid volume growth and a beneficial second quarter 1996 accounting adjustment of previously estimated accruals to reflect actual billing. The lower per-minute access costs are primarily the result of declines in international settlement rates and access charge reform mandated by the Federal Communications Commission (FCC) effective for the second half of 1997. Interstate and intrastate tariff reductions, changes in traffic mix and network planning also contributed to the lower per-minute access costs.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  In 1996 access costs declined $1,284 million, or 7.3%, again due to lower per-minute access costs. This resulted from changes in the price-setting methodology approved by the FCC effective in the second half of 1995, and also from improvements in our infrastructure and reduced international settlements payments. The beneficial accounting adjustment mentioned above also contributed to the reduction.

  Access and other interconnection expenses were 31.7% of revenues in 1997, 32.3% in 1996 and 36.4% in 1995. We expect this percentage to continue to decline over time as we realize synergies from our merger with TCG.

Dollars in Millions
For the Years Ended December 31         1997      1996     1995
Network and other
  communications services             $9,412    $8,063   $6,913


Network and other communications services expenses include the costs of operating and maintaining our network, operator services, non-income taxes, the provision for uncollectible receivables and compensation to payphone operators. More than half of the $1,349 million, or 16.7%, increase in 1997 was due to higher costs for initiatives, particularly AT&T Solutions, AT&T WorldNet, local service and wireless initiatives. The remaining increase was primarily driven by FCC-mandated compensation to payphone operators and higher expenses for operating and maintaining our network. Expenses for operating and maintaining our network increased due to higher costs for purchases from Lucent at retail and otherwise remained essentially unchanged despite increased calling volumes and the increased complexity of our service offerings.

  Growth in payphone compensation expense decelerated in the fourth quarter when the FCC agreed to a reduction in the per-call rate from $0.350 to $0.284. As a result of this action in the fourth quarter of 1997, AT&T was able to reverse some of the expense previously accrued in 1997.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  Network and other communications services expenses increased $1,150 million, or 16.6%, in 1996. The increase was due to increased costs from our expansion into new initiatives, enhancements made in customer care facilities and a higher provision for uncollectibles.

Dollars in Millions
For the Years Ended December 31         1997       1996      1995
Depreciation and amortization         $3,982     $2,819    $2,623


Depreciation and amortization expenses increased $1,163 million, or 41.3%, in 1997. The increase was driven by higher levels of capital expenditures which totaled $3.1 billion in the fourth quarter of 1996 and $7.7 billion in 1997. In addition to higher volumes of purchases, the impact of purchasing assets at retail from Lucent also contributed to the higher level of capital spending. The 1997 expenditures were primarily for our long-distance and wireless networks, including the deployment of SONET. We also invested substantial capital in building our capability for local and WorldNet services. These capital investments were required to provide for growth in calling volumes, to increase capability, to introduce new technology, to enhance reliability, to expand our wireless footprint and to establish a local presence. We expect depreciation and amortization expenses to increase further in 1998 as we continue to expand and enhance our network.

  Depreciation and amortization increased $196 million, or 7.5%, in 1996. The increase was primarily the result of investment in the network partially offset by the impact of asset write-downs at the end of 1995.

Dollars in Millions
For the Years Ended December 31           1997       1996      1995
Selling, general and administrative    $14,997    $14,734   $13,074


SG&A expenses increased $263 million, or 1.8%, in 1997. SG&A expenses were 29.1% of revenues in both 1997 and 1996 and 27.0% of revenues in

Form 8-K                                                              AT&T Corp.
October 16, 1998

1995. While investment in initiatives and spending on transitory projects, such as preparation of our systems for the year 2000 ($113 million), put upward pressure on SG&A expenses in 1997, core SG&A spending declined for the year as a result of our efforts to achieve a competitive cost structure. The decline in core SG&A expenses came primarily from lower advertising expenses across the company, lower acquisition costs in consumer markets -- primarily a reduction in the use of checks to acquire customers, and lower marketing and sales expenses in business markets. Our year-over-year growth in SG&A expenses declined each quarter in 1997.

  Partially offsetting our savings were higher retention and acquisition costs in wireless markets. We invested heavily in migrating wireless customers to digital service in 1997, which lowers costs over time. These migration costs plus the costs of

Form 8-K                                                              AT&T Corp.
October 16, 1998

servicing a growing wireless customer base caused the increase in overall wireless customer costs. However, cost per customer acquisition in cellular markets was 4.7% lower in 1997 than in 1996 as a result of our focus on less expensive distribution channels.

  Selling, general and administrative expenses increased $1,660 million, or 12.7%, in 1996 due to expenditures for new initiatives, higher marketing and sales expenses, and enhancements to customer care facilities. Our initiatives represented about 40% of our increase in 1996.

  We have established processes for evaluating and managing the risks and costs associated with preparing our systems, global networks and applications for the year 2000. We expect to incur internal staff costs as well as consulting and other expenses related to the conversion and testing of our systems, global networks and applications. We expect the cost of this project to be approximately $300 million in 1998. More than half of these costs represent internal information technology resources that have been redeployed from other projects and are expected to return to these projects upon completion. We plan on having substantially all modifications completed by the end of 1998, leaving a full year for testing. We are still assessing the impact to us, if any, in 1999.

  Also included in SG&A expenses were $851 million, $822 million and $727 million of research and development expenses in 1997, 1996 and 1995, respectively. Research and development expenditures are mainly for work on advanced communications services and projects aimed at IP services.

Dollars in Millions
For the Years Ended December 31          1997      1996       1995
Other income - net                       $443      $405       $270

Other income - net in 1997 included the gain on the sale of AT&T Skynet ($97 million), gains and losses on sales of cellular investments, increases in the value of corporate-owned life insurance policies on officers, net equity earnings from investments and other miscellaneous transactions, none of which are individually significant.

  In 1996 other income - net included sales and exchanges of cellular properties, increases in the value of corporate-owned life insurance policies on officers, net equity earnings from investments and other miscellaneous transactions. In addition, other income for 1996 included a loss on our investment in Novell, Inc.

Form 8-K                                                              AT&T Corp.
October 16, 1998

Dollars in Millions
EBIT
For the Years Ended December 31         1997        1996        1995
Total AT&T*                           $7,279      $9,114      $8,462
Wireless services                       $265        $627        $430
*Excludes restructuring and other charges of $3,023 in 1995

EBIT decreased $1,835 million, or 20.1%, in 1997 primarily as a result of increases in network and other communications services expenses and depreciation and amortization expenses partially offset by increased revenues. As discussed above, the higher depreciation expense relates primarily to our core business, while investment in initiatives drove the increased network and other communications services expenses. The $652 million, or 7.7%, increase in 1996 was primarily due to an increase in revenues and a decrease in access and other interconnection expenses partially offset by increases in both SG&A expenses and network and other communications services expenses.

  Wireless services EBIT in 1997 contained a $160 million charge to exit the two-way messaging business as well as increased dilution from wireless initiatives. EBIT for wireless services for 1996 contained a gain on the exchange of several wireless properties.

Dollars in Millions
For the Years Ended December 31         1997       1996        1995
Interest expense                        $307       $417        $514

Interest expense decreased $110 million, or 26.4%, in 1997 due to lower levels of average debt and a higher proportion of capitalized interest partially offset by higher average interest rates on debt. Average debt was higher in 1996 due to the additional debt associated with Lucent. We capitalized a greater proportion of our interest expense in 1997 primarily due to higher qualifying assets for our local initiative.

  Interest expense decreased $97 million, or 18.9%, in 1996 compared with 1995 due to lower levels of average debt and a higher proportion of capitalized interest partially offset by a higher average interest rates on debt. Lower levels of average debt were primarily attributable to the assignment of debt to Lucent and the application of the proceeds from the sale of AT&T Capital.

Dollars in Millions
For the Years Ended December 31         1997         1996       1995*
Provision for income taxes            $2,723       $3,239      $2,935
*Excludes restructuring and other charges of $991

The effective income tax rate is the provision for income taxes as a percentage of income from continuing operations before income taxes. The effective income tax rate was 39.0% in 1997, 37.2% in 1996 and 36.9% in 1995. The effective tax rate in 1997 was impacted by investment dispositions announced in 1997. The 1996 effective income tax rate was reduced by tax benefits associated with various legal entity restructurings while the 1995 rate was favorably impacted

Form 8-K                                                              AT&T Corp.
October 16, 1998

by lower state tax rates and higher research credits. The 1995 effective tax rate including restructuring and other charges was 39.5%.

GROWTH INITIATIVES
We have undertaken a number of initiatives in order to ensure that we have a complete portfolio of services that customers demand. While these initiatives currently have a dilutive impact on our earnings, they are expected to contribute significantly to our future earnings and revenue growth. The following are summaries of these initiatives and their impacts on our earnings for the last three years. Data on initiatives include costs and expenses on an incremental basis and require certain estimates and allocations that management believes provide a reasonable basis on which to present such information. Accordingly, all data presented represent approximate amounts.


Dollars in Millions
Local Services Initiative
For the Years Ended December 31         1997      1996      1995
EBIT                                 $  (991)   $ (466)    $(185)
EBITDA                               $  (764)   $ (378)    $(147)
Capital Expenditures                 $ 1,308    $  892     $ 155

We continue to work to provide local service to business and residential customers across the country. In 1997 we introduced AT&T Digital Link local service for medium- and large-sized businesses. At the end of 1997 AT&T Digital Link service was available in 49 states for outbound local calling. Inbound capability, however, was and remains delayed by the lack of local number portability and other factors. Our merger with TCG is an aggressive move to expand our reach and propel our entry into the market for business local service and dedicated access. TCG services enhance our ability to provide integrated end-to-end services for large and small business customers. AT&T can now offer single points of contact for local and long-distance services and customer care, enterprise solutions for businesses with multiple locations, volume discounts across services and an integrated bill for customers who want it. We are integrating local service into our business offers throughout TCG's 83 markets.

  In residential markets at the end of 1997 we offered resold local service in seven states. However, in spite of strong demand, in the fourth quarter we stopped actively marketing resold local service to residential and small business customers in most of these areas because of the limitations on the local exchange carriers' ability to handle anticipated demand and because the discounts we receive from the local exchange carriers on the sale of these services are insufficient to make resale a viable long-term method of offering service. The economic conditions of the total services resale approach simply do not allow us to provide local service profitably.

  During the first quarter of 1998 AT&T recorded a pre-tax charge of $601 million related to the Company's decision not to pursue Total Services Resale
(TSR) as a local service strategy. The impact on net income was a reduction of $371 million. In addition, certain fixed assets which were purchased as part of the TSR initiative may also be impaired. These assets are currently being evaluated in conjunction with the TCG merger to determine if any assets are impaired. Management expects to complete this review by the end of the fourth quarter.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  Nevertheless, despite the difficulty of the regulatory environment, local service is a key growth opportunity and AT&T continues its financial and operational review of the various alternatives for entering the local market, including the impacts associated with the merger of TCG and the pending acquisition of Tele-Communications, Inc.
(TCI).

Dollars in Millions
Wireless Initiatives
For the Years Ended December 31         1997      1996      1995
EBIT                                   $(559)    $(170)    $   -
EBITDA                                 $(426)    $(148)    $   -
Capital Expenditures                   $ 896     $ 842     $   -

Our wireless initiatives include wireless service in new markets, wireless data services, two-way messaging as well as the technology associated with fixed wireless development. Our primary wireless initiative is to provide services in new markets on the 1.9 GHz spectrum purchased in the FCC's "A and B Block" auction in 1996. During 1997 we activated nine systems: Phoenix/Tucson in the second quarter; Atlanta and Chicago in the third quarter, and Philadelphia, Washington D.C./Baltimore, Cleveland, Charlotte, St. Louis and Detroit in the fourth quarter. In addition, we activated our system in Boston in January 1998. These markets extend the availability of AT&T Digital PCS, which has already been introduced in AT&T's 850 MHz markets, and extends into Canada through our partnership with Cantel. Also, in order to extend the reach of AT&T's digital wireless services, we have announced a number of partnerships with other wireless carriers. Through September 1998 we had announced agreements with Tritel, Inc., Triton PCS, Telecorp, and Cincinnati Bell, as well as an interoperability agreement with Dobson Communications. These agreements will allow us to achieve a build-out of certain license areas with minimal capital investment.

  The increased EBIT dilution from wireless initiatives in 1997 primarily relates to a $160 million charge to exit the two-way messaging business, as well as expenses related to the activation of the new 1.9 GHz markets.

Dollars in Millions
Other Initiatives
For the Years Ended December 31         1997      1996      1995
EBIT                                 $(1,097)    $(975)    $(392)
EBITDA                               $  (917)    $(888)    $(283)
Capital Expenditures                 $   308     $ 245     $ 159


Other initiatives include AT&T Solutions, AT&T WorldNet and other online

Form 8-K                                                              AT&T Corp.
October 16, 1998

services,   and  international  markets  (excluding  bilateral  traffic).   AT&T
Solutions continued to grow and made progress in 1997 toward achieving profitability. We expect AT&T Solutions to turn profitable in 1998. In 1997 AT&T Solutions won contracts with such companies as 1-800-FLOWERS, Bear Stearns, Hallmark, Royal Bank of Canada, Chung Hwa Telecommunications, PT Telkom, Norwest Bank, Best Buy and United Airlines. EBIT dilution from AT&T Solutions decreased 53% in 1997 and increased 4% in 1996.

  In 1997 we continued to develop our presence in the Internet access and electronic commerce businesses through our online services such as AT&T WorldNet and electronic commerce businesses. AT&T WorldNet signed up its one-millionth customer in the fourth quarter of 1997 and finished the year with 1.01 million Internet access customers. This represents an increase of 443,000 subscribers for the year. As AT&T WorldNet's initial promotional activity began to expire in 1997, subscriber growth slowed as many customers who were receiving the free promotion deactivated service. We continue to explore ways of growing the Internet access business and realizing synergies between it and other AT&T businesses. For example, in January 1998 we announced a long-distance offer targeting Internet access customers. Beginning in March 1998 AT&T WorldNet customers can sign up for long-distance services via AT&T's Web site and receive a rate of nine cents per minute.

  Globally, we focused our strategy on serving multinational corporations and global travelers and expanding our North American franchise in Canada and Mexico. However, equity losses from Alestra, our Mexican joint venture with Grupo Alfa and VISA-Bancomer, exceeded our expectations in 1997.

  AT&T and British Telecommunications PLC (BT) announced on July 26, 1998 that they will create a global venture to serve the complete communications needs of multinational companies and the international calling needs of individuals and businesses around the world. The venture, which will be owned equally by AT&T and BT, will combine trans-border assets and operations of each company, including their existing international networks, all of their international traffic, all of their trans-border products for business customers -- including an expanding set of Concert services -- and AT&T and BT's multinational accounts in selected industry sectors. The formation of the venture is subject to certain conditions, including receipt of regulatory approvals and the purchase by BT of MCI Communication Corporation's interest in Concert and the final negotiation and execution of definitive documents. The transaction is expected to be completed within 12 months. Based on the merger agreement, AT&T may be required to exit certain operations which compete directly with BT. A full review is currently underway to determine the size and scope of any international restructurings. Management expects to have definitive plans in place by the end of 1998, and accordingly, a restructuring charge associated with this review will be forthcoming.

Form 8-K                                                              AT&T Corp.
October 16, 1998

CASH FLOWS

Dollars in Millions
EBITDA
For the Years Ended December 31       1997        1996          1995
Total AT&T*                        $11,327     $11,995       $11,135
Wireless services                   $1,227      $1,348          $986
*Excludes restructuring and other charges of $3,023 in 1995

EBITDA is a measure of our ability to generate cash flow and should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles. The decrease of $668 million, or 5.6%, in 1997 was due primarily to an increase in network and other communications services expenses partially offset by increased revenues. The 1996 increase of $860 million, or 7.7%, was primarily due to an increase in revenues and a decrease in access and other interconnection expenses partially offset by increases in both SG&A expenses and network and other communications services expenses.

  Wireless services EBITDA in 1997 contained an $80 million charge to exit the two-way messaging business and also reflected increased dilution from initiatives. EBITDA for wireless services for 1996 contained a gain on the exchange of several wireless properties.

  All cash flow discussions pertain to cash flows from continuing operations.

Dollars in Millions
For the Years Ended December 31           1997      1996     1995
Cash flows from operating activities    $8,501    $8,087   $8,229

Cash flow from operations increased $414 million, or 5.1%, in 1997 and decreased $142 million, or 1.7%, in 1996. A number of factors drove the increase in 1997 including the collection of employee-benefit-related receivables from Lucent in 1997 and improved customer cash collections across the company. In addition, 1996 cash flow from operations included a $300 million net prepayment to Lucent.

  The  decrease  in  1996  related   mainly  to  required   cash   payments  for
restructuring and other charges amounting to $471 million.

Dollars in Millions
For the Years Ended December 31          1997     1996      1995
Cash flows used in
  investing activities                $(6,755) $(2,088)  $(8,363)

Form 8-K                                                              AT&T Corp.
October 16, 1998

Included in 1997 investing activities were net capital expenditures, the net funding requirements for UCS, acquisitions of licenses and proceeds received from divestments. We continued to fund the UCS operations up until its sale in April, 1998. Our assets, therefore, included short- and long-term notes receivable from UCS, and our debt included external debt used to fund UCS. In accordance with the purchase agreement, at the time of sale in 1998 we received $5,722 million from Citibank for the notes receivable from UCS. Cash used in investing activities increased significantly in 1997 compared with 1996 primarily as a result of the lower level of credit card receivables securitized in 1997 by UCS ($1 billion) versus receivables securitized in 1996 ($3 billion). Due to the significant cash generated from the 1996 securitizations, UCS lowered its debt requirements and subsequently repaid $3,360 million of its notes payable to us. In 1997, with reduced securitizations and a growing portfolio, UCS increased its notes payable to us.

  Capital expenditures, acquisitions of marketable securities, investments, licenses and businesses amounted to $8,149 million in 1997, $8,110 million in 1996 and $10,199 million in 1995. This resulted in net cash outlays for these categories in 1997, 1996 and 1995 of $8,039 million, $7,854 million and $10,176 million, respectively.

  We expect our 1998 capital expenditures to be about $8 billion. These expenditures include the completion of our three-year program of SONET deployment as well as additional capital to meet our customers' needs for new technology and increased capacity in long-distance, wireless, WorldNet and local services.

Form 8-K                                                              AT&T Corp.
October 16, 1998

Dollars in Millions
For the Years Ended December 31       1997        1996       1995
Cash flows from
  financing activities             $(1,540)    $(4,295)    $1,612

In 1997 we raised substantially all necessary external financing through issuances of commercial paper. We expect to be able to arrange any necessary future financing using issuances of commercial paper, long-term debt and equity, with the timing of issue, principal amount and form depending on our needs and the prevailing market and economic conditions. We do not anticipate requiring additional external financing in 1998 to fund capital expenditures and dividend payments.

  During 1997 we retired long-term debt of $737 million and increased short-term borrowings by $1,114 million. The increase in short-term debt was primarily due to increased funding requirements of UCS.

  In 1996 we retired long-term debt of $1,497 million and decreased short-term debt by $5,301 million. The changes in debt reflected the use of alternative sources of funding, such as securitization, as well as Lucent's use of its own external financing in 1996. Additionally, the cash collection of the $2.0 billion in accounts receivable retained by AT&T continuing operations as part of the 1995 restructuring plan and the proceeds of $1.8 billion from the sale of AT&T Capital were used to pay down our debt. During 1995 we retired $2,143 million of long-term debt, but borrowed an additional $2,551 million of long-term debt and $1,978 million of short-term debt.

  In 1997 we obtained substantially all of the stock for our shareowner and employee benefit stock-ownership plans in the open market rather than issuing new shares. This required us to use the cash received from shareowners and employees to purchase the shares. In 1996 and 1995 the stock used in our shareowner and employee benefit stock-ownership plans was issued from unissued or treasury shares. Accordingly, during those years we kept the more than $1.2 billion of cash received from shareowners and employees for the issuances of shares. We paid dividends of $2,142 million in 1997, $2,122 million in 1996 and $2,088 million in 1995. As we issue shares in 1998, as in

Form 8-K                                                              AT&T Corp.
October 16, 1998

connection with the TCG merger and TCI acquisition, dividend payments will increase, assuming that the company's dividend policy remains the same. To support future needs, the proposal to increase the number of authorized shares from 2 billion to 6 billion was approved at the annual shareholders' meeting in May 1998.
  In July 1998, AT&T's Board of Directors authorized an open market share repurchase program to repurchase up to $3 billion of AT&T common stock. We began repurchasing shares in the third quarter of 1998 and intend to reissue the repurchased shares as part of the shares to be issued in connection with the TCI merger.
  In August 1998, AT&T extinguished approximately $1 billion of debt. The early extinguishment of this debt resulted in a pre-tax charge to AT&T of $217 million ($137 million after-tax) and was recorded as an extraordinary loss.

Form 8-K                                                              AT&T Corp.
October 16, 1998

RISK MANAGEMENT
We are exposed to market risk from changes in interest and foreign exchange rates. On a limited basis we use certain derivative financial instruments including interest rate swaps, options, forwards and other derivative contracts to manage these risks. We do not use financial instruments for trading or speculative purposes. All financial instruments are used in accordance with board-approved policies.

  We use interest rate swaps to manage the impact of interest rate changes on earnings and cash flows and also to lower our overall borrowing costs. We monitor our interest rate risk on the basis of changes in fair value. Assuming a 10% downward shift in interest rates at December 31, 1997, the potential loss in the net change in the fair value of interest rate swaps and the underlying hedged debt would have been $3 million. Assuming a 10% downward shift in interest rates at December 31, 1997, the potential loss in the net change in fair value of unhedged debt would have been $346 million.

  We use forward and option contracts to reduce our exposure to the risk of adverse changes in currency exchange rates. We are subject to foreign exchange risk related to reimbursements to foreign telephone companies for their portion of the revenues billed by AT&T for calls placed in the U.S. to a foreign country. In addition, we are also subject to foreign exchange risk related to other foreign-currency-denominated transactions. As of December 31, 1997, there was a net unrealized loss on forward contracts of $30 million, calculated based on the difference between the contract rate and the rate available to terminate the contracts. We monitor our foreign exchange rate risk on the

Form 8-K                                                              AT&T Corp.
October 16, 1998

basis of changes in fair value. Additional potential losses in the net fair value of these contracts, assuming a 10% appreciation in the U.S. dollar at December 31, 1997, would have been $6 million. Because these contacts are entered into for hedging purposes, we believe that these losses would be largely offset by gains on the underlying firmly committed or anticipated transactions.

  The estimated potential losses, as discussed above, assume the occurrence of certain adverse market conditions. They do not consider the potential effect of favorable changes in market factors and do not represent projected losses in fair value that we expect to incur. Future impacts would be based on actual developments in global financial markets. Our management does not foresee any significant changes in the strategies used to manage interest rate risk or foreign currency rate risk in the near future.

FINANCIAL CONDITION

Dollars in Millions
At December 31                               1997         1996
Total assets                              $61,095      $57,348
Total assets from continuing operations   $59,994      $55,838

Total assets from continuing operations increased $4,156 million, or 7.4%, in 1997 primarily due to increases in property, plant and equipment, long-term receivables and other assets, partially offset by decreases in other receivables and accounts receivable. The increase in property, plant and equipment resulted from investments in the network. The increase in other assets is driven by an increase in deferred charges as well as goodwill associated with the acquisitions of several local businesses, while both the increase in long-term receivables and the decrease in other receivables are related to notes receivable from UCS. As a result of UCS becoming a discontinued operation, our balance sheet for continuing operations reflected the receivable from UCS that was paid by Citibank as well as the external debt associated with procuring debt on behalf of UCS. In total, the receivable from UCS increased $441 million. The decrease in accounts receivable was primarily a result of our lower fourth-quarter consumer long-distance revenue.

Form 8-K                                                              AT&T Corp.
October 16, 1998

Dollars in Millions
At December 31                           1997         1996
Total liabilities                     $37,417      $36,256

Total liabilities increased $1,161 million, or 3.2%, in 1997 primarily as a result of increases in both deferred income taxes and total outstanding debt. The increase in deferred income taxes was mainly a result of the difference in book and tax basis for our property, plant and equipment, while debt increased due to increased funding requirements for UCS.

Dollars in Millions
At December 31                           1997         1996
Total shareowners' equity             $23,678      $21,092

Shareowners' equity increased $2,586 million, or 12.3%, in 1997. The increase was driven by net income, partially offset by 1997 dividends.

At December 31                           1997         1996
Debt ratio                               33.5%        35.0%

Our debt ratio declined slightly in 1997 due to the increase in shareowners' equity as discussed above. In 1998 we expect our debt ratio to decrease further as we utilize expected cash proceeds from asset dispositions to retire a certain amount of outstanding debt as well as to extinguish approximately $1 billion of debt in August 1998.

Form 8-K                                                              AT&T Corp.
October 16, 1998


SUBSEQUENT EVENTS
On June 24, 1998, AT&T signed a definitive merger agreement with TCI for an all-stock transaction. Under the agreement, AT&T will issue 0.7757 shares of AT&T common stock for each share of TCI Group Series A common stock and 0.8533 shares of AT&T common stock for each share of TCI Group Series B stock. The transaction, which is subject to regulatory, shareowner and other approvals, is expected to be completed in the first half of 1999. Also announced was TCI's intention to combine Liberty Media Group, its programming arm, and TCI Ventures Group, its technology investments unit, to form the new Liberty Media Group. Upon closing of the AT&T/TCI merger, the shareowners of the new Liberty Media Group will be issued separate tracking stock by AT&T in exchange for the shares currently held in Liberty Media Group and TCI Ventures Group.

  AT&T and British Telecommunications PLC (BT) announced on July 26, 1998 that they will create a global venture to serve the complete communications needs of multinational companies and the international calling needs of individuals and businesses around the world. The venture, which will be owned equally by AT&T and BT, will combine trans-border assets and operations of each company, including their existing international networks, all of their international traffic, all of their trans-border products for business customers -- including an expanding set of Concert services -- and AT&T and BT's multinational accounts in selected industry sectors. The formation of the venture is subject to certain conditions, including receipt of regulatory approvals and the purchase by BT of MCI Communication Corporation's interest in Concert and the final negotiation and execution of definitive documents.
The transaction is expected to be completed within 12 months.

Form 8-K                                                              AT&T Corp.
October 16, 1998

RECENT PRONOUNCEMENTS
Beginning with the 1998 annual report we will adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. The standard defines operating segments as components of an enterprise for which separate financial information is available and evaluated regularly as a means for assessing segment performance and allocating resources to segments. A measure of profit or loss, total assets and other related information are required to be disclosed for each operating segment. In addition, this standard requires the annual disclosure of: information concerning revenues derived from the enterprise's products or services; countries in which it earns revenues or holds assets, and major customers.

  In February 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." Among other provisions, it standardizes certain disclosure requirements for pension and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets, and eliminates certain other disclosures. The standard is effective for fiscal years beginning after December 15, 1997. For AT&T this means that the standard is effective for the 1998 annual report. Since the standard applies only to the presentation of pension and other postretirement benefit information, it will not have any impact on AT&T's results of operations, financial position or cash flows.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Among other provisions, the SOP requires that entities capitalize certain internal-use software costs once certain criteria are met. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998, though early adoption is encouraged. For AT&T this means that it must be adopted no later than January 1, 1999. If AT&T elects to adopt the SOP earlier than the effective date, restatement of interim periods during the year of adoption is required.
Management is currently assessing the impact on AT&T's consolidated financial statements.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This standard is effective for fiscal years beginning after June 15, 1999, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T this means that the standard must be adopted no later than January 1, 2000. Management does not expect the adoption of this standard to have a material impact on AT&T's results of operations, financial position or cash flows.

Form 8-K                                                              AT&T Corp.
October 16, 1998


FORWARD LOOKING STATEMENTS
Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward looking statements rely on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements.

  Readers are cautioned not to put undue reliance on such forward looking statements. These factors and uncertainties include the adoption of balanced and effective rules and regulations by the state public regulatory agencies, our ability to achieve a significant market penetration in new markets and the related costs thereof, and competitive pressures. Shareowners may view our reports filed with the Securities and Exchange Commission for a more detailed description of the uncertainties and other factors that could cause actual results to differ materially from such forward looking statements. We disclaim any intention or obligation to update or revise forward looking statements, whether as a result of new information, future events or otherwise.

Form 8-K                                                              AT&T Corp.
October 16, 1998

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
(UNAUDITED)
AT&T Corp. and Subsidiaries
Dollars in millions (except per share amounts)





                                                1997           1996          1995*         1994         1993*

RESULTS OF OPERATIONS

Revenues                                     $51,577        $50,688       $48,449       $46,063      $43,779
Operating income                               6,836          8,709         5,169         7,393        6,556
Income from continuing operations
  Before cumulative effects of
  accounting changes                           4,249          5,458         2,981         4,230        3,768
Income before cumulative
  effects of accounting changes                4,415          5,793            85         4,680        3,684
Net income(loss)                               4,415          5,793            85         4,680       (5,924)

Earnings per common share-basic:
  Income from continuing
    operations before cumulative
    effects of accounting changes               2.39           3.10          1.72          2.48         2.23
  Income before cumulative
    effects of accounting changes               2.48           3.29          0.05          2.74         2.18
  Net income(loss)                              2.48           3.29          0.05          2.74        (3.51)

Earnings per common share-diluted:
  Income from continuing
    operations before cumulative
    effects of accounting changes               2.38           3.09          1.71          2.47         2.22
  Income before cumulative
    effects of accounting changes               2.47           3.28          0.05          2.73         2.17
  Net income(loss)                              2.47           3.28          0.05          2.73        (3.49)

Dividends declared per
  common share                                  1.32           1.32          1.32          1.32         1.32

Form 8-K                                                              AT&T Corp.
October 16, 1998

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
(UNAUDITED)
AT&T Corp. and Subsidiaries
Dollars in millions (except per share amounts)


                                     1997           1996         1995*        1994           1993*

ASSETS AND CAPITAL
Property, plant and
  equipment-net                   $24,203        $20,803      $16,453      $14,721        $13,913
Total assets-
  continuing operations            59,994         55,838       54,365       47,926         41,718
Total assets                       61,095         57,348       62,864       57,817         50,388
Long-term debt                      7,857          8,878        8,913        9,138         10,317
Total debt                         11,942         11,351       21,081       18,720         18,251
Shareowners' equity                23,678         21,092       17,400       18,100         13,583
Gross capital expenditures          7,714          7,084        4,659        3,504          2,692
Employees-continuing
 Operations                       130,800        128,700      126,100      116,400        118,800

OTHER INFORMATION
Operating income as a
  percentage of revenues            13.3%          17.2%        10.7%        16.1%          15.1%
Income from continuing
  operations as a percentage
  of revenues                        8.2%          10.8%         6.2%         9.2%           8.7%
Return on average common
  Equity                            19.7%          27.1%         0.4%        29.5%         (49.1)%
Data at year-end:
Stock price per share**            $61.31         $41.31       $44.40       $34.46         $36.00
Book value per
  Common share                     $13.24         $11.89        $9.97       $10.53          $8.01
Debt ratio                          33.5%          35.0%        54.8%        50.8%          57.3%

* 1995 continuing operations data reflect $3.0 billion of pretax business restructuring and other charges. 1993 net income reflects a $9.6 billion net charge for three accounting changes.

** Stock prices for 1993-1996 have been restated to reflect the spin-offs of Lucent and NCR.

Form 8-K                                                              AT&T Corp.
October 16, 1998

CONSOLIDATED STATEMENTS OF INCOME                    AT&T CORP. AND SUBSIDIARIES
                         For the Years Ended December 31
Dollars in millions (except per share amounts)    1997        1996        1995

Revenues...................................    $51,577     $50,688     $48,449

Operating Expenses
Access and other interconnection...........     16,350      16,363      17,647
Network and other communications services..      9,412       8,063       6,913
Depreciation and amortization..............      3,982       2,819       2,623
Selling, general and administrative........     14,997      14,734      13,074
Restructuring and other charges ...........          -           -       3,023

Total operating expenses...................     44,741      41,979      43,280

Operating income...........................      6,836       8,709       5,169
Other income-net...........................        443         405         270
Interest expense...........................        307         417         514
Income from continuing operations before
  income taxes.............................      6,972       8,697       4,925
Provision for income taxes.................      2,723       3,239       1,944
Income from continuing operations..........      4,249       5,458       2,981

Discontinued Operations
Income(loss) from discontinued operations
  (net of taxes of $50 in 1997, $(353)
  in 1996 and $(1,147) in 1995)............        100         173      (2,896)
Gain on sale of discontinued operations
  (net of taxes of $43 in 1997 and
  $138 in 1996)............................         66         162           -
Net income ................................    $ 4,415     $ 5,793     $    85

Weighted-average common shares and
  potential common shares (millions)*......      1,789       1,767       1,741

Per Common Share-Basic:
Income from continuing operations..........    $  2.39     $  3.10     $  1.72
Income(loss) from discontinued operations..       0.05        0.10       (1.67)
Gain on sale of discontinued operations....       0.04        0.09           -
Net income.................................    $  2.48     $  3.29     $  0.05

Per Common Share-Diluted:
Income from continuing operations..........    $  2.38     $  3.09     $  1.71
Income(loss) from discontinued operations..       0.05        0.10       (1.66)
Gain on sale of discontinued operations....       0.04        0.09           -
Net income.................................    $  2.47     $  3.28     $  0.05

* Amounts represent the weighted-average shares assuming dilution from the potential exercise of outstanding stock options. Amounts are reduced by 8 million, 7 million and 7 million shares for 1997, 1996 and 1995, respectively, assuming no dilution.



The notes are an integral part of the consolidated financial statements.

Form 8-K                                                              AT&T Corp.
October 16, 1998

CONSOLIDATED BALANCE SHEETS                          AT&T CORP. AND SUBSIDIARIES
                                                            At December 31

Dollars in millions                                         1997      1996

ASSETS
Cash and cash equivalents                                $   318   $   196
Marketable securities                                        307       441
Receivables, less allowances of $988 and $948
  Accounts receivable                                      8,675     9,024
  Other receivables                                        5,684     6,141
Deferred income taxes                                      1,252     1,265
Other current assets                                         541       708
TOTAL CURRENT ASSETS                                      16,777    17,775

Property, plant and equipment-net                         24,203    20,803
Licensing costs, net of accumulated
  amortization of $1,076 and $913                          8,368     8,071
Investments                                                3,866     4,001
Long-term receivables                                      1,794       873
Prepaid pension costs                                      2,156     1,933
Other assets                                               2,830     2,382
Net assets of discontinued operations                      1,101     1,510
TOTAL ASSETS                                             $61,095   $57,348

LIABILITIES
Accounts payable                                         $ 6,402   $ 6,207
Payroll and benefit-related liabilities                    2,390     2,641
Debt maturing within one year                              4,085     2,473
Dividends payable                                            538       536
Other current liabilities                                  3,902     4,456
TOTAL CURRENT LIABILITIES                                 17,317    16,313

Long-term debt                                             7,857     8,878
Long-term benefit-related liabilities                      3,142     3,037
Deferred income taxes                                      5,711     4,827
Other long-term liabilities and
  deferred credits                                         3,390     3,201
TOTAL LIABILITIES                                         37,417    36,256

SHAREOWNERS' EQUITY
Common shares, par value $1 per share                      1,789     1,774
  Authorized shares: 2,000,000,000
  Outstanding shares: 1,789,013,000 at December 31, 1997;
                      1,774,314,000 at December 31, 1996
Additional paid-in capital                                17,121    16,624
Guaranteed ESOP obligation                                   (70)      (96)
Retained Earnings                                          4,876     2,790
Accumulated Other Comprehensive Income                       (38)        -
TOTAL SHAREOWNERS' EQUITY                                 23,678    21,092

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY                $61,095   $57,348


The notes are an integral part of the consolidated financial statements.

Form 8-K                                                              AT&T Corp.
October 16, 1998

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY

                                             AT&T CORP. AND SUBSIDIARIES
                                          For the Years Ended December 31
Dollars in millions                      1997           1996           1995

Common Shares
  Balance at beginning of year        $ 1,774        $ 1,746        $ 1,719
  Shares issued, net:
    Under employee plans                    2             20             13
    Under shareowner plans                  -              8             13
    For acquisitions                        6              -              -
    Other                                   7              -              1
Balance at end of year                  1,789          1,774          1,746
Additional Paid-In Capital
  Balance at beginning of year         16,624         16,656         15,887
  Shares issued(acquired), net:
    Under employee plans                   (8)           975            598
    Under shareowner plans                  9            434            687
    For acquisitions                      117             23              -
    Other                                 379            286             11
  Dividends declared                        -              -           (527)
  Spin-offs of Lucent and NCR               -         (2,326)             -
  Debt conversion                           -            264              -
  Reorganization                            -            312              -
Balance at end of year                 17,121         16,624         16,656
Guaranteed ESOP Obligation
  Balance at beginning of year            (96)          (254)          (305)
  Amortization                             26             52             51
  Assumption by Lucent                      -            106              -
Balance at end of year                    (70)           (96)          (254)
Retained Earnings (Deficit)
  Balance at beginning of year          2,790           (773)           704
  Net income                            4,415 $4,415   5,793 $5,793      85 $85
  Dividends declared                   (2,145)        (2,132)        (1,570)
  Treasury shares issued at less
  than cost                              (187)             -              -
  Reorganization                            -           (101)             -
  Other changes                             3              3              8
Balance at end of year                  4,876          2,790           (773)
Accumulated Comprehensive Income
  Balance at beginning of year              -             25             95
  Other Comprehensive Income
     (net of taxes of $(24),$42,$72)      (38)   (38)    (25)   (25)    (70)(70)
  Total comprehensive income                  $4,377         $5,768         $15
Balance at end of year                    (38)             -             25
Total Shareowners' Equity             $23,678        $21,092        $17,400

  In March 1990 we issued 13.4 million new shares of common stock in connection with the establishment of an ESOP feature for the nonmanagement savings plan. The shares are being allocated to plan participants over ten years commencing in July 1990 as contributions are made to the plan.
  We have 100 million authorized shares of preferred stock at $1 par value. No preferred stock is currently issued or outstanding.

The notes are an integral part of the consolidated financial statements.

Form 8-K                                                              AT&T Corp.
October 16, 1998

CONSOLIDATED STATEMENTS OF CASH FLOWS              AT&T CORP. AND SUBSIDIARIES
                                                 For the Years Ended December 31
Dollars in millions                                  1997   1996      1995

OPERATING ACTIVITIES
Net income                                        $ 4,415    $ 5,793   $    85
Add:(Income)loss from discontinued operations        (100)      (173)    2,896
    Gain on sale of discontinued operations           (66)      (162)        -
Income from continuing operations                   4,249      5,458     2,981
Adjustments to reconcile net income to net
  cash provided by operating activities of
  continuing operations:
    Gains on sales                                   (134)      (158)      (64)
    Restructuring and other charges                     -          -     3,023
    Depreciation and amortization                   3,982      2,819     2,623
    Provision for uncollectibles                    1,522      1,518     1,125
    Increase in accounts receivable                (1,034)    (1,731)   (1,766)
    Increase in accounts payable                      125        679       908
    Net increase in other operating
      assets and liabilities                         (832)    (1,064)      (63)
    Other adjustments for noncash items-net           623        566      (538)
NET CASH PROVIDED BY OPERATING ACTIVITIES
  OF CONTINUING OPERATIONS                          8,501      8,087     8,229

INVESTING ACTIVITIES
Capital expenditures                               (7,604)    (6,828)   (4,736)
Proceeds from sale or disposal of property,
  plant and equipment                                 169        145       204
(Increase)decrease in finance assets                 (465)     3,499     1,845
Acquisitions of licenses                             (435)      (267)   (1,978)
Net increase(decrease) in marketable securities       134       (441)        -
Net decrease(increase) in investments                  99       (318)      (56)
Dispositions(acquisitions), net of
  cash acquired                                     1,507      2,145    (3,406)
Other investing activities-net                       (160)       (23)     (236)
NET CASH USED IN INVESTING ACTIVITIES OF
  CONTINUING OPERATIONS                            (6,755)    (2,088)   (8,363)

FINANCING ACTIVITIES
Proceeds from long-term debt issuances                 -       1,060     2,551
Retirements of long-term debt                        (737)    (1,497)   (2,143)
Issuance of common shares-net                         171      1,580     1,214
Dividends paid                                     (2,142)    (2,122)   (2,088)
Increase(decrease) in short-term
  borrowings-net                                    1,114     (5,301)    1,978
Other financing activities-net                         54      1,985       100
NET CASH (USED IN)PROVIDED BY FINANCING
  ACTIVITIES OF CONTINUING OPERATIONS              (1,540)    (4,295)    1,612

Net cash used in discontinued operations              (84)    (1,595)   (1,544)
Net increase(decrease) in cash and cash
  equivalents                                         122        109       (66)
Cash and cash equivalents at beginning
  of year                                             196         87       153
Cash and cash equivalents at end of year          $   318   $    196   $    87

The notes are an integral part of the consolidated financial statements.

Form 8-K                                                              AT&T Corp.
October 16, 1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AT&T CORP. AND SUBSIDIARIES (AT&T)
(Dollars in millions unless otherwise noted, except per share amounts)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION
The consolidated financial statements include all majority-owned subsidiaries. Investments in which we exercise significant influence but which we do not control (generally a 20% - 50% ownership interest) are accounted for under the equity method of accounting. This represents the majority of our investments. Generally, investments in which we have less than a 20% ownership interest are accounted for under the cost method of accounting.

CURRENCY TRANSLATION
For operations outside of the U.S. that prepare financial statements in currencies other than the U.S. dollar, we translate income statement amounts at average exchange rates for the year and we translate assets and liabilities at year-end exchange rates. We present these translation adjustments as a separate component of shareowners' equity.

REVENUE RECOGNITION
We recognize wireline and wireless services revenue based upon minutes of traffic processed and contracted fees. Generally, we recognize products and other services revenue in accordance with contract terms.

ADVERTISING AND PROMOTIONAL COSTS
We expense costs of advertising and promotions, including checks used to acquire customers, as incurred. Advertising and promotional expenses were $1,995, $2,533 and $2,150 in 1997, 1996 and 1995, respectively.

INVESTMENT TAX CREDITS
We amortize investment tax credits as a reduction to the provision for income taxes over the useful lives of the property that produced the credits.

EARNINGS PER SHARE
We calculate earnings per share in accordance with Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share." We use the weighted-average number of common shares outstanding during each period to compute basic earnings per common share. Diluted earnings per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Form 8-K                                                              AT&T Corp.
October 16, 1998

CASH EQUIVALENTS
We consider all highly liquid investments with original maturities of generally three months or less to be cash equivalents.

MARKETABLE SECURITITES
Marketable securities consist principally of fixed income securities, U.S. Treasury Bills, commercial paper, floating rate notes, federal agency notes, federal agency discount notes, corporate medium-term notes, corporate notes, bank notes and certificates of deposit with original maturity dates greater than three months. The carrying value of these securities approximates market value. Market value is determined by the most recently traded price of the security at the balance sheet date. All marketable securities are classified as available for sale securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized holding gains and losses are determined on the specific identification method.

PROPERTY, PLANT AND EQUIPMENT
We state property, plant and equipment at cost, unless impaired, and determine depreciation based upon the assets' estimated useful lives using either the group or unit method. The group method is used for most depreciable assets. When we sell or retire assets that were depreciated using the group method, we deduct the cost from property, plant and equipment and accumulated depreciation. The unit method is used primarily for large computer systems and support assets. When we sell assets that were depreciated using the unit method, we include the related gains or losses in operating results.
  We use accelerated depreciation methods primarily for digital equipment used in the telecommunications network, except for switching equipment placed in service before 1989 and certain high technology computer processing equipment. All other plant and equipment, including capitalized software, is depreciated on a straight-line basis.
  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

LICENSING COSTS
Licensing costs are costs incurred to develop or acquire cellular, personal communications services (PCS) and messaging licenses. Generally, amortization begins with the commencement of service to customers and is computed using the straight-line method over a period of 40 years.

GOODWILL
Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. We amortize goodwill on a straight-line basis over the periods benefited ranging from five to 40 years. Goodwill is reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount, a loss is recognized for the difference between the fair value and carrying value of the asset.

Form 8-K                                                              AT&T Corp.
October 16, 1998

DERIVATIVE FINANCIAL INSTRUMENTS
We use various financial instruments, including derivative financial instruments, for purposes other than trading. We do not use derivative financial instruments for speculative purposes. Derivatives, used as part of our risk management strategy, must be designated at inception as a hedge and measured for effectiveness both at inception and on an ongoing basis. Gains and losses related to qualifying hedges of foreign currency firm commitments are deferred in other assets or liabilities and recognized as part of the underlying transactions as they occur. All other foreign exchange contracts are marked to market on a current basis and the respective gains or losses are recognized in other income-net. Interest rate differentials associated with interest rate swaps used to hedge AT&T's debt obligations are recorded as an adjustment to interest payable or receivable with the offset to interest expense over the life of the swaps. If we terminate an interest rate swap agreement, the gain or loss is recorded as an adjustment to the basis of the underlying asset or liability and amortized over the remaining life. Cash flows from financial instruments are classified in the Consolidated Statements of Cash Flows under the same categories as the cash flows from the related assets, liabilities or anticipated transactions.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as long-term contracts, allowance for doubtful accounts, depreciation and amortization, employee benefit plans, taxes, restructuring reserves and contingencies.

CONCENTRATIONS
As of December 31, 1997, we do not have any significant concentration of business transacted with a particular customer, supplier or lender that could, if suddenly eliminated, severely impact our operations. We also do not have a concentration of available sources of labor, services, or licenses or other rights that could, if suddenly eliminated, severely impact our operations.

RECLASSIFICATIONS
We reclassified certain amounts for previous years to conform with the 1998 presentation.

Form 8-K                                                              AT&T Corp.
October 16, 1998

2. DISCONTINUED OPERATIONS

On September 20, 1995, AT&T announced a plan, subject to certain conditions, to separate into three independent, publicly held, global companies: communications services (AT&T), communications systems and technologies (Lucent Technologies Inc., "Lucent") and transaction-intensive computing (NCR Corporation, "NCR"). In April 1996 Lucent sold 112 million shares of common stock in an initial public offering (IPO), representing 17.6% of the Lucent common stock outstanding. Because of AT&T's plan to spin off its remaining 82.4% interest in Lucent, the sale of the Lucent stock was recorded as an equity transaction, resulting in an increase in AT&T's additional paid-in capital at the time of the IPO. In addition, in connection with the restructuring, Lucent assumed $3.7 billion of AT&T debt in 1996. On September 30, 1996, AT&T distributed to AT&T shareowners of record as of September 17, 1996, the remaining Lucent common stock held by AT&T. The shares were distributed on the basis of .324084 of a share of Lucent for each AT&T share outstanding.
  On October 1, 1996, AT&T sold its remaining interest in AT&T Capital for approximately $1.8 billion, resulting in a gain of $162, or $.09 per share, after taxes.
  On December 31, 1996, AT&T also distributed all of the outstanding common stock of NCR to AT&T shareowners of record as of December 13, 1996. The shares were distributed on the basis of .0625 of a share of NCR for each AT&T share outstanding on the record date. As a result of the Lucent and NCR distributions, AT&T's shareowners' equity was reduced by $2.2 billion. The distributions of the Lucent and NCR common stock to AT&T shareowners were non-cash transactions totaling $4.8 billion which did not affect AT&T's results of operations.
    On July 1, 1997, AT&T sold its submarine systems business (SSI) to Tyco International Ltd. for approximately $850, resulting in an after-tax gain of $66, or $0.04 per share.

Form 8-K                                                              AT&T Corp.
October 16, 1998

    On April 2, 1998, AT&T sold AT&T Universal Card Services, Inc. (UCS) for $3,500 to Citibank. The after-tax gain resulting from the disposal of UCS was $1,290, or $0.71 per share in the second quarter. Included in the sale was the signing of a co-branding and joint marketing agreement. In addition, we received $5,722 as settlement of receivables from UCS.
  The consolidated financial statements of AT&T have been restated to reflect the dispositions of Lucent, NCR, AT&T Capital, SSI, UCS and certain other businesses as discontinued operations. Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of these discontinued operations have been excluded from the respective captions in the Consolidated Statements of Income, Consolidated Balance Sheets and Consolidated Statements of Cash Flows, and have been reported through the dates of disposition as "Income(loss) from discontinued operations," net of applicable income taxes; as "Net assets of discontinued operations," and as "Net cash used in discontinued operations" for all periods presented.
    In 1997 we adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Among other provisions, this standard requires that in connection with the transfer of financial assets, liabilities incurred should be measured at fair value and retained interests should be recorded as a portion of the original carrying amount of the transferred financial assets. This standard applies only to UCS and resulted in a substantial benefit to income from discontinued operations for the year.
  Summarized financial information for discontinued operations is as follows:

                                           1997       1996       1995
          Revenues                       $1,942    $23,979    $31,164
          Income(loss) before
            income taxes                    150       (180)    (4,043)
          Net income(loss)                  100        173     (2,896)
          Current assets                  7,734      7,590
          Total assets                    7,808      7,979
          Current liabilities*            5,602      6,190
          Total liabilities*              6,707      6,469
          Net assets of discontinued
            operations                   $1,101    $ 1,510

*Current liabilities include $5,224 and $5,706 of debt maturing within one year and total liabilities include an additional $1,093 and $170 of long-term debt at December 31, 1997, and December 31, 1996, respectively, all of which were payable to AT&T.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  The income(loss) before income taxes includes allocated interest expense of $45 and $134 in 1996 and 1995, respectively. Interest expense was allocated to discontinued operations based on a ratio of net assets of discontinued operations to total AT&T consolidated assets. No interest expense was allocated to discontinued operations in 1997 due to the immateriality of the amounts; however, UCS recorded direct interest expense of $297, $383 and $626 in 1997, 1996 and 1995, respectively, primarily related to the amounts payable to AT&T.


3. NEW ACCOUNTING PRONOUNCEMENTS
Beginning with the 1998 annual report we will adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. This standard defines operating segments as components of an enterprise for which separate financial information is available and evaluated regularly as a means for assessing segment performance and allocating resources to segments. A measure of profit or loss, total assets and other related information are required to be disclosed for each operating segment. In addition, this standard requires the annual disclosure of: information concerning revenues derived from the enterprise's products or services; countries in which it earns revenue or holds assets, and major customers.

  In February 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." Among other provisions, it standardizes certain disclosure requirements for pension and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets, and eliminates certain other disclosures. The standard is effective for fiscal years beginning after December 15, 1997. For AT&T this means that the standard is effective for the 1998 annual report. Since the standard applies only to the presentation of pension and other postretirement benefit information, it will not have any impact on AT&T's results of operations, financial position or cash flows.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Among other provisions, the SOP requires that entities capitalize certain internal-use software costs once certain criteria are met. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998, though early adoption is encouraged. For AT&T this means that it must be adopted no later than January 1, 1999. If AT&T elects to adopt the SOP earlier than the effective date, restatement of interim periods during the year of adoption is required.
Management is currently assessing the impact on AT&T's consolidated financial statements.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This standard is effective for fiscal years beginning after June 15, 1999, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T this means that the standard must be adopted no later than January 1, 2000. Management does not expect the adoption of this standard to have a material impact on AT&T's results of operations, financial position or cash flows.


4. LIN BROADCASTING

In 1995 we acquired the remaining 48% of LIN Broadcasting Corporation (LIN) for approximately $3.3 billion. The purchase price was allocated to the fair value of assets acquired of $4.0 billion and the fair value of liabilities assumed of $0.7 billion.

Form 8-K                                                              AT&T Corp.
October 16, 1998

    On March 3, 1998, AT&T sold all of its 45% common share interest in LIN Television Corporation, a subsidiary of LIN, for $742 to Hicks, Muse, Tate and Furst Incorporated. The company recognized a pre-tax gain of $317 in the first quarter of 1998. Also on March 3, 1998, AT&T agreed to sell WOOD-TV, its television station in Grand Rapids, Michigan, for approximately $123, subject to certain adjustments, which is expected to close in the fourth quarter of 1998.


5. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY INCOME STATEMENT INFORMATION

For the Years Ended December 31                  1997     1996      1995
INCLUDED IN DEPRECIATION AND AMORTIZATION
Amortization of licensing costs                  $163     $170      $133
Amortization of goodwill                           62       55        75

INCLUDED IN SELLING, GENERAL AND ADMINISTRATIVE
Research and development expenses                $851     $822      $727

OTHER INCOME-NET
Interest income                                  $ 59     $ 49      $ 42
Minority interests in earnings
  of subsidiaries                                 (12)     (12)      (16)
Net equity earnings from investments               31       48        84
Officers' life insurance                           68       74        73
Sale/exchange of cellular investments              75      158        64
Gain on sale of Skynet                             97        -         -
Miscellaneous-net                                 125       88        23
Total other income-net                           $443     $405      $270


DEDUCTED FROM INTEREST EXPENSE
Capitalized interest                          $254     $193      $107

Form 8-K                                                              AT&T Corp.
October 16, 1998

SUPPLEMENTARY BALANCE SHEET INFORMATION

At December 31                                        1997          1996
PROPERTY, PLANT AND EQUIPMENT
Machinery, electronic and other equipment         $ 39,240      $ 34,017
Buildings and improvements                           6,810         6,299
Land and improvements                                  386           373
Total property, plant and equipment                 46,436        40,689
Accumulated depreciation                           (22,233)      (19,886)
Property, plant and equipment-net                 $ 24,203      $ 20,803

OTHER ASSETS
Unamortized goodwill                              $  1,515      $  1,383
Deferred charges                                       733           484
Other                                                  582           515
Total other assets                                $  2,830      $  2,382

SUPPLEMENTARY CASH FLOW INFORMATION

For the Years Ended December 31                  1997      1996      1995
Interest payments net of
  amounts capitalized                          $  250    $  372    $  445
Income tax payments                             2,416     2,136     2,016

Form 8-K                                                              AT&T Corp.
October 16, 1998

6. BUSINESS RESTRUCTURING AND OTHER CHARGES

 In the fourth quarter of 1995 we recorded a pre-tax charge of $3,023 to cover restructuring costs of $2,301 and asset impairments and other charges of $722. This charge included plans to exit certain proprietary network and messaging services; restructure customer service organizations; consolidate call servicing centers; exit certain satellite services; reorganize corporate support functions such as information systems, human resources and financial operations, and restructure certain international operations.
  As part of our plan to sell certain businesses and to restructure our operations, restructuring liabilities of $1,712 were recorded for employee separation costs, costs associated with early termination of building leases and other items. In addition, asset impairments of $567 (which directly reduced the carrying value of the related asset balances) and $22 of benefit plan losses were recorded.
  The 1995 restructure charge of $2,301 included separation costs for nearly 17,000 employees, which included approximately 12,000 management and 5,000 occupational employees. As of December 31, 1997, approximately 6,800 management employees and 2,300 occupational employees have been separated. Of the 6,800 management separations, approximately 4,300 accepted voluntary severance packages.
  During 1996 and 1997 we completed the restructuring of our proprietary network and messaging services business, closed several call servicing centers, consolidated customer care centers, sold certain international operations and reorganized certain corporate support functions. The implementation of certain restructuring activities are occurring at a slower pace than planned. There have been delays in exiting certain businesses and reorganizing corporate support functions, in part to ensure customer satisfaction during this transition period. However, certain facility costs have payment terms extending beyond 1998. We believe that the balance is adequate to complete these plans.
  On January 26, 1998, we announced a plan to reduce headcount by 15,000 to 18,000 over two years as part of the Company's overall cost reduction program. In connection with this plan, a voluntary retirement incentive program (VRIP) was offered to eligible management employees. Approximately 15,300 management employees accepted the VRIP offer. During the second quarter 1998 AT&T recorded restructuring charges of $2,743 ($1,694 after-tax) primarily in connection with the VRIP offer. The restructuring charges of $2,743 will be partially offset by approximately $1.1 billion of gains to be recognized in the third and fourth quarters of 1998 as employees' pension benefit obligations are settled. The amount of gains to be recognized in future periods is subject to market fluctuations. Due to the capital market downturn and the lowering of the discount rate, as of the beginning of October, we estimate that the gains will be $0.7 billion.


  The following table displays a rollforward of the liabilities for business restructuring from December 31, 1995, to December 31, 1997:

Form 8-K                                                              AT&T Corp.
October 16, 1998

                                                  1996
                                       --------------------------
                 Dec. 31,                                      Dec. 31,
                     1995                        Amounts           1996
Type of Cost      Balance     Additions         Utilized        Balance

Employee
 separations       $  925           $ -            $(319)        $  606
Facility closings     761             -             (233)           528
Other                 406             -             (152)           254

Total              $2,092           $ -            $(704)        $1,388
---------------------------------------------------------------------------

                                                  1997
                                       --------------------------
                 Dec. 31,                                      Dec. 31,
                     1996                        Amounts           1997
Type of Cost      Balance     Additions         Utilized        Balance

Employee
 separations       $  606           $ -            $(193)          $413
Facility closings     528             -              (94)           434
Other                 254             -             (194)            60

Total              $1,388           $ -            $(481)          $907
---------------------------------------------------------------------------

1997 utilization includes $100 reversal of pre-1995 reserves. 1996 utilization includes $112 of net transfers to Lucent and NCR.

  The balance at December 31, 1997, includes $180 of pre-1995 charges primarily related to excess space in various leased facilities and is expected to be fully utilized over the remaining terms of the leases.
  The 1995 charge of $722 for asset impairments and other charges included $668 for writing down certain impaired assets, including the write-down in the value of some unnecessary network facilities, the write-down of non-strategic wireless assets and the reduction in value of some investments. There were no assets to be disposed of or sold included in these write-downs. The charge also included $54 of other items, none of which individually exceed 1% of the total charge.
  The total pretax charge of $3,023 reduced income from continuing operations by $2,032, or diluted earnings per share by $1.17 in 1995.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  In addition, charges of $1,172 (net of taxes) in the third quarter of 1995 and $2,149 (net of taxes) in the fourth quarter of 1995 are reflected in the loss from discontinued operations. These charges reduced income from discontinued operations by a total of $3,321, or diluted earnings per share by $1.91 in 1995.

7. INCOME TAXES

The following table shows the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate:

For the Years Ended December 31              1997     1996     1995
U.S. federal statutory income tax rate        35%      35%      35%
Federal income tax at statutory rate       $2,440   $3,044   $1,724
Amortization of investment tax credits        (14)     (21)     (35)
State and local income taxes, net of
  federal income tax effect                   183      273      179
Amortization of intangibles                    23       14       62
Foreign rate differential                     117      131      (11)
Taxes on repatriated and accumulated
  foreign income, net of tax credits          (32)      19       17
Legal entity restructuring                      -     (195)       -
Research credits                              (63)     (13)     (24)
Other differences-net                          69      (13)      32
Provision for income taxes                 $2,723   $3,239   $1,944
Effective income tax rate                   39.0%    37.2%    39.5%

  The U.S. and foreign components of income before income taxes and the provision for income taxes are presented in this table:

For the Years Ended December 31              1997     1996     1995
INCOME BEFORE INCOME TAXES
United States                              $7,090   $8,900   $5,412
Foreign                                      (118)    (203)    (487)
Total                                      $6,972   $8,697   $4,925

PROVISION FOR INCOME TAXES
CURRENT
Federal                                    $1,561   $2,290   $1,922
State and local                               194      400      385
Foreign                                        49       25        1
                                           $1,804   $2,715   $2,308
DEFERRED
Federal                                    $  851   $  511   $ (221)
State and local                                89       23     (109)
Foreign                                        (5)      11        1
                                           $  935   $  545   $ (329)
Deferred investment tax credits               (16)     (21)     (35)
Provision for income taxes                 $2,723   $3,239   $1,944

Form 8-K                                                              AT&T Corp.
October 16, 1998

  Deferred income tax liabilities are taxes we expect to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.
  Deferred income tax liabilities and assets consist of the following:

At December 31                                        1997     1996
LONG-TERM DEFERRED INCOME TAX LIABILITIES
  Property, plant and equipment                     $6,285   $5,350
  Investments                                          320       95
  Other                                              1,185    1,404
Total long-term deferred income tax liabilities     $7,790   $6,849

LONG-TERM DEFERRED INCOME TAX ASSETS
  Business restructuring                            $  162   $  195
  Net operating loss/credit carryforwards              487      311
  Employee pensions and other benefits-net           1,026    1,298
  Reserves and allowances                               93      120
  Other                                                658      309
  Valuation allowance                                 (347)    (211)

Total net long-term deferred income tax assets      $2,079   $2,022
Net long-term deferred income tax liabilities       $5,711   $4,827

CURRENT DEFERRED INCOME TAX LIABILITIES
Total current deferred income tax liabilities       $  177   $  119

CURRENT DEFERRED INCOME TAX ASSETS
  Business restructuring                            $  225   $  248
  Employee pensions and other benefits                 315      528
  Reserves and allowances                              617      587
  Other                                                272       21


Total net current deferred income tax assets        $1,429   $1,384
Net current deferred income tax assets              $1,252   $1,265

  At December 31, 1997, we had net operating loss carryforwards (tax-effected) for federal and state income tax purposes of $220 and $102, respectively, expiring through 2013. We also had foreign net operating loss carryforwards (tax-effected) of $140, of which $130 has no expiration date, with the balance expiring by the year 2002 as well as federal tax credit carryforwards of $30 which are not subject to expiration. We recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized.

Form 8-K                                                              AT&T Corp.
October 16, 1998

8. POSTRETIREMENT BENEFITS

Our benefit plans for retirees include health care benefits, life insurance coverage and telephone concessions. Postretirement contributions to trust funds are determined using the attained-age-normal cost method for health care benefits and the aggregate cost method for life insurance plans.
  Immediately following the spin-off of Lucent on September 30, 1996, Lucent established separate postretirement benefit plans, and a share of the postretirement benefit obligations and postretirement benefit assets held in trust were transferred from AT&T to Lucent based on methods and assumptions that were agreed to by both companies. Adjustments to the estimated assets and postretirement benefit obligations that were transferred to Lucent were not material in 1997. Subsequent adjustments, if any, are also expected to be immaterial.
  This table shows the components of the net postretirement benefit cost:

For the Years Ended December 31                     1997     1996     1995
Service cost-benefits earned during the period     $  56     $ 53     $ 40
Interest cost on accumulated postretirement
  benefit obligation                                 278      263      258
Expected return on plan assets*                     (120)     (99)     (78)
Amortization of unrecognized prior service costs      39       39       23
Amortization of net loss(gain)                         -        3       (3)
Net postretirement benefit cost                    $ 253     $259     $240

* The actual return on plan assets was $358 in 1997, $313 in 1996 and $256 in 1995. The expected long-term rate of return on plan assets was 9.0% in 1997, 1996 and 1995.

  Prior service costs are amortized primarily on a straight-line basis over the average remaining service period of active employees. We had approximately 40,400, 37,900 and 34,500 retirees as of December 31, 1997, 1996, and 1995, respectively.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  Our plan assets consist primarily of listed stocks, corporate and governmental debt, cash and cash equivalents, and life insurance contracts. The following table shows the funded status of our postretirement benefit plans reconciled with the amounts recognized in the Consolidated Balance Sheets:

At December 31                                         1997      1996
Accumulated postretirement benefit obligation:
  Retirees                                           $2,655    $2,244
  Fully eligible active plan participants               651       453
  Other active plan participants                      1,050     1,042
Total accumulated postretirement benefit obligation   4,356     3,739
Plan assets at fair value                             1,969     1,566
Unfunded postretirement obligation                    2,387     2,173
Less:
  Unrecognized prior service costs                      166       206
  Unrecognized net gain                                (227)     (510)
Accrued postretirement benefit obligation            $2,448    $2,477

  We made these assumptions in valuing our postretirement benefit obligation at December 31:
                                                       1997      1996
Weighted-average discount rate                         7.0%      7.5%
Assumed rate of increase in the per
  capita cost of covered health care benefits          5.3%      5.6%

  We assumed that the growth in the per capita cost of covered health care benefits (the health care cost trend rate) would gradually decline after 1997 to 4.8% by the year 2008 and then remain level. This assumption greatly affects the amounts reported. To illustrate, increasing the assumed trend rate by 1% in each year would raise our accumulated postretirement benefit obligation at December 31, 1997, by $218 and our 1997 postretirement benefit costs by $18.

9. EMPLOYEE BENEFIT PLANS

PENSION PLANS
We sponsor noncontributory defined benefit plans covering the majority of our employees. Benefits for management employees are principally based on career-average pay. Benefits for occupational employees are not directly related to pay. Pension contributions are principally determined using the aggregate cost method and are primarily made to trust funds held for the sole benefit of plan participants.
  Immediately following the spin-off of Lucent on September 30, 1996, Lucent established separate defined benefit plans, and a share of the pension obligations and pension assets held in trust were transferred from AT&T to Lucent based on methods and assumptions that were agreed to by both companies. Adjustments to the estimated asset and pension obligation amounts that were transferred to Lucent were not material in 1997. Subsequent adjustments, if any, are also expected to be immaterial.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  We compute pension cost using the projected unit credit method and assumed a long-term rate of return on plan assets of 9.0% in 1997, 1996 and 1995.
  Pension cost includes the following components:

For the Years Ended December 31              1997     1996     1995
Service cost-benefits earned during
  the period                              $   305  $   295  $   200
Interest cost on projected benefit
  obligation                                  946      861      747
Amortization of unrecognized prior
  service costs                               114       99       90
Credit for expected return on plan
  assets*                                  (1,371)  (1,195)  (1,043)
Amortization of transition asset             (181)    (183)    (193)
Charges for special pension benefits            5        -       58
Net pension credit                        $  (182) $  (123) $  (141)

*The actual return on plan assets was $3,464 in 1997, $2,981 in 1996 and $1,044 in 1995.

  The net pension credit in 1995 includes a one-time charge of $58 for early retirement options and curtailments.

  This table shows the funded status of the defined benefit plans:

At December 31                                           1997       1996
Actuarial present value of accumulated
  benefit obligation, including vested benefits
  of $13,123 and $10,083                              $14,150    $11,520

Plan assets at fair value                             $20,513    $17,680
Less: Actuarial present value of projected
  benefit obligation                                   14,481     12,380

Excess of assets over projected benefit obligation      6,032      5,300
Unrecognized prior service costs                          904        766
Unrecognized transition asset                            (708)      (889)
Unrecognized net gain                                  (4,130)    (3,303)
Net minimum liability of nonqualified plans              (103)       (51)
Prepaid pension costs                                 $ 1,995    $ 1,823

Form 8-K                                                              AT&T Corp.
October 16, 1998

  We used these rates and assumptions to calculate the projected benefit obligation:

At December 31                                           1997     1996
Weighted-average discount rate                           7.0%     7.5%
Rate of increase in future
  compensation levels                                    4.5%     5.0%

  The prepaid pension costs shown above are net of pension liabilities for plans where accumulated plan benefits exceed assets. Such liabilities, that are not material, are included in other liabilities in the Consolidated Balance Sheets.
  We are amortizing over 15.9 years the unrecognized transition asset related to our 1986 adoption of SFAS No. 87, "Employers' Accounting for Pensions." We amortize prior service costs primarily on a straight-line basis over the average remaining service period of active employees. Our plan assets consist primarily of listed stocks (including $75 and $56 of AT&T common stock at December 31, 1997, and 1996, respectively), corporate and governmental debt, real estate investments and cash and cash equivalents.

SAVINGS PLANS
We sponsor savings plans for the majority of our employees. The plans allow employees to contribute a portion of their pretax and/or after-tax income in accordance with specified guidelines. We match a percentage of the employee contributions up to certain limits. Our contributions amounted to $201 in 1997, $181 in 1996 and $158 in 1995.

Form 8-K                                                              AT&T Corp.
October 16, 1998

10. STOCK-BASED COMPENSATION PLANS

Under the 1997 Long-Term Incentive Program, which was effective June 1, 1997, we grant stock options, performance shares, restricted stock and other awards. There are 100 million shares of common stock available for grant with a maximum of 15 million common shares that may be used for awards other than stock options. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over three years and are exercisable up to ten years from the date of grant. Under the 1987 Long-Term Incentive Program, which expired in April 1997, we granted the same awards, and on January 1 of each year 0.6% of the outstanding shares of our common stock became available for grant.
  Under the 1997 Long-Term Incentive Program, performance share units are awarded to key employees in the form of either common stock or cash at the end of a three-year period based on AT&T's total shareholder return as measured against a peer group of industry competitors. Under the 1987 Long- Term Incentive Program, performance share units with the same terms were also awarded to key employees based on AT&T's return-to-equity performance compared with a target.

Form 8-K                                                              AT&T Corp.
October 16, 1998

 On August 1, 1997, substantially all of our employees were granted a stock option award to purchase 100 shares representing a total of 12.5 million shares of our common stock. The options vest after three years and are exercisable up to ten years from the grant date.
  Under the AT&T 1996 Employee Stock Purchase Plan (Plan), which was effective July 1, 1996, we are authorized to issue up to 50 million shares of common stock to our eligible employees. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. Under the Plan, we sold approximately 4 million shares to employees in 1997 and 3 million in 1996.
  We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for our plans. Accordingly, no compensation expense has been recognized for our stock-based compensation plans other than for our performance-based and restricted stock awards, SARs, and prior to July 1, 1996, for the stock purchase plan for former McCaw Cellular Communications, Inc. employees. Compensation costs charged against income were $110 and $46 in 1997 and 1996, respectively.

  A summary of option transactions is shown below:

                                    Weighted-             Weighted-
                                     Average               Average
                                    Exercise              Exercise
Shares in Thousands         1997      Price       1996      Price       1995
Outstanding at January 1  50,977     $32.39     50,082     $41.68     42,638
Lucent and NCR
  spin-off adjustments         -          -     22,678          -          -
Options granted           38,310     $38.97     11,021     $41.27     13,545
Options and SARs
  exercised              (11,101)    $24.51    (10,760)    $19.10     (8,207)
Average exercise price                                                $29.32
Options assumed in
  purchase of LIN              -          -          -          -      3,382
Options canceled or
  forfeited:
  Lucent and NCR
    spin-offs                  -          -    (16,179)    $37.25          -
  Other employee plans    (4,205)    $40.09     (5,865)    $36.50     (1,276)

At December 31:
Options outstanding       73,981     $37.15     50,977     $32.39     50,082
Average exercise price                                                $41.68
Options exercisable       22,981     $33.26     28,034     $28.81     28,775
Shares available
  for grant               90,345          -     25,856          -     20,182

Form 8-K                                                              AT&T Corp.
October 16, 1998

  Effective on the dates of spin-off of Lucent and NCR, AT&T stock options held by Lucent and NCR employees were canceled. For the holders of unexercised AT&T stock options, the number of options was adjusted and all exercise prices were decreased immediately following each spin-off date to preserve the economic values of the options that existed prior to those dates.
  During 1997 402,057 SARs were exercised and no SARs were granted. At December 31, 1997, 346,781 SARs remained unexercised, all of which were exercisable.
  AT&T has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If AT&T had elected to recognize compensation costs based on the fair value at the date of grant for awards in 1997, 1996 and 1995, consistent with the provisions of SFAS No. 123, AT&T's net income and earnings per common share would have been reduced to the following pro forma amounts:

For the Years Ended December 31                  1997        1996        1995
Income from continuing operations              $4,158     $ 5,385     $ 2,968
Income(loss) from discontinued operations          99         146      (2,902)
Gain on sale of discontinued operations            66         162           -
Net income                                     $4,323      $5,693     $    66

Earnings per common share-basic:
  Continuing operations                        $ 2.34      $ 3.06     $  1.71
  Discontinued operations                        0.05        0.08       (1.67)
  Gain on sale of discontinued operations        0.04        0.09           -
  Net income                                   $ 2.43      $ 3.23     $  0.04

Earnings per common share-diluted:
  Continuing operations                        $ 2.33      $ 3.05     $  1.70
  Discontinued operations                        0.05        0.08       (1.66)
  Gain on sale of discontinued operations        0.04        0.09           -
  Net income                                   $ 2.42      $ 3.22     $  0.04

  Without the effect of pro forma costs related to the conversion of options in the Lucent and NCR spin-offs, pro forma income from continuing operations was $5,415, or $3.06 per diluted common share in 1996.
  The pro forma effect on net income for 1997, 1996 and 1995 may not be representative of the pro forma effect on net income of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to January 1, 1995.
  The weighted-average fair values at date of grant for options granted during 1997, 1996 and 1995 were $9.09, $13.12 and $14.02, respectively, and were estimated using the Black-Scholes option-pricing model. The risk-free interest rates applied for 1997, 1996 and 1995 were 6.16%, 6.11% and 6.44%, respectively. The following assumptions were applied for periods before the Lucent spin-off, subsequent to the Lucent spin-off through December 31, 1996, and for 1997, respectively: (i) expected dividend yields of 2.4%, 2.8% and 2.2%, (ii) expected volatility rates of 19.0%, 21.0% and 21.8%, and (iii) expected lives of 5.0, 4.5 and 4.5 years.

Form 8-K                                                              AT&T Corp.
October 16, 1998

  The following table summarizes information about stock options outstanding at December 31, 1997:

                          Options Outstanding            Options Exercisable
                                Weighted-
                   Number        Average    Weighted-    Number      Weighted-
 Range of      Outstanding at   Remaining   Average   Exercisable at Average
 Exercise      Dec. 31, 1997   Contractual  Exercise  Dec. 31, 1997  Exercise
  Prices       (in thousands)     Life       Price    (in thousands)   Price

$ 1.11 - $15.76     2,298         5.4       $ 9.78          318       $13.64
 15.83 -  27.12     8,396         4.0        23.69        6,611        24.40
 27.16 -  34.95     7,890         6.4        34.16        5,088        24.50
 35.20 -  36.74     6,207         5.7        35.61        4,495        35.54
 36.75             12,501         9.4        36.75            -        36.75
 36.76 -  39.30     4,229         6.0        37.41        3,304        37.20
 39.31             17,810         9.0        39.31           22        39.31
 39.32 -  47.37    11,813         7.6        45.15        3,143        45.19
 48.28 -  60.00     2,837         7.5        52.83            -            -

                   73,981         7.5       $37.15       22,981       $33.26


11. DEBT OBLIGATIONS

DEBT MATURING WITHIN ONE YEAR
At December 31                                1997          1996
Commercial paper                            $3,113        $1,950
Currently maturing long-term debt              961           487
Other                                           11            36
Total debt maturing within one year         $4,085        $2,473
Weighted-average interest rate of
  short-term debt                             5.8%          5.5%

  A consortium of lenders provides revolving credit facilities of approximately $5.5 billion to AT&T. These credit facilities are intended for general corporate purposes, which include support for AT&T's commercial paper, and were substantially unused at December 31, 1997.

Form 8-K                                                              AT&T Corp.
October 16, 1998

LONG-TERM OBLIGATIONS
At December 31                                       1997      1996
Interest Rates (a)      Maturities
DEBENTURES
4 3/8% to 4 3/4%        1998-1999                  $  500    $  500
5 1/8% to 6%            2000-2001                     500       500
8 1/8% to 8 5/8%        2002-2031                   1,996     1,996

NOTES
5 9/38% to 7 3/4%       1998-2025                   4,000     4,368
8% to 8 17/20%          1998-2025                     579       786
9 3/5% to 12 7/8%       1998-2007                   1,065     1,020
Variable rate           1998-2054                      67       115
Total debentures and notes                          8,707     9,285
Other                                                 189       170
Less: Unamortized discount-net                         78        90
Total long-term obligations                         8,818     9,365
Less: Currently maturing long-term debt               961       487
Net long-term obligations                          $7,857    $8,878

(a) Note that the actual interest paid on our debt obligations may have differed from the stated amount due to our entering into interest rate swap contracts to manage our exposure to interest rate risk and our strategy to reduce finance costs.

  This table shows the maturities at December 31, 1997, of the $8,818 in total long-term obligations:

        1998      1999    2000     2001    2002       Later Years
        $961    $1,073    $662     $658    $505       $4,959


12. FINANCIAL INSTRUMENTS

In the normal course of business we use various financial instruments, including derivative financial instruments, for purposes other than trading. We do not use derivative financial instruments for speculative purposes. These instruments include letters of credit, guarantees of debt, interest rate swap agreements and foreign currency exchange contracts. Interest rate swap agreements and foreign currency exchange contracts are used to mitigate interest rate and foreign currency exposures. Collateral is generally not required for these types of instruments.
  By their nature all such instruments involve risk, including the credit risk of nonperformance by counterparties, and our maximum potential loss may exceed the amount recognized in our balance sheet. However, at December 31, 1997, and 1996, in management's opinion there was no significant risk

Form 8-K                                                              AT&T Corp.
October 16, 1998

of loss in the event of nonperformance of the counterparties to these financial instruments. We control our exposure to credit risk through credit approvals, credit limits and monitoring procedures. We do not have any significant exposure to any individual customer or counterparty, nor do we have any major concentration of credit risk related to any financial instruments.

LETTERS OF CREDIT
Letters of credit are purchased guarantees that ensure our performance or payment to third parties in accordance with specified terms and conditions and do not create any additional risk to AT&T.

GUARANTEES OF DEBT
From time to time we guarantee the debt of our subsidiaries and certain unconsolidated joint ventures. Additionally, in connection with restructurings of AT&T in 1996, we issued guarantees for certain debt obligations of AT&T Capital and NCR. At December 31, 1997, and 1996, respectively, the amount of guaranteed debt associated with AT&T Capital and NCR was $120 and $230.

INTEREST RATE SWAP AGREEMENTS
We enter into interest rate swaps to manage our exposure to changes in interest rates and to lower our overall costs of financing. We enter into swap agreements to manage the fixed/floating mix of our debt portfolio in order to reduce aggregate risk to interest rate movements. Interest rate swaps also allow us to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to us if fixed-rate borrowings were made directly. These agreements involve the exchange of floating-rate for fixed-rate payments or fixed-rate for floating-rate payments without the exchange of the underlying principal amount. Fixed interest rate payments at December 31, 1997, are at rates ranging from 6.96% to 7.75%. Floating-rate payments are based on rates tied to LIBOR.
  The following table indicates the types of swaps in use at December 31, 1997, and 1996, and their weighted-average interest rates. Average variable rates are those in effect at the reporting date and may change significantly over the lives of the contracts.
                                                1997      1996
Fixed to variable swaps-notional amount         $422      $632
  Average receive rate                         7.54%     7.55%
  Average pay rate                             5.67%     5.32%
Variable to fixed swaps-notional amount         $249      $351
  Average receive rate                         5.70%     5.77%
  Average pay rate                             7.42%     5.71%

  The weighted-average remaining terms of the swap contracts are 3 years for 1997 and 5 years for 1996.

Form 8-K                                                              AT&T Corp.
October 16, 1998

FOREIGN EXCHANGE
We enter into foreign currency exchange contracts, including forward and option contracts, to manage our exposure to changes in currency exchange rates, principally French francs, Deutsche marks, British pounds sterling and Japanese yen. The use of these derivative financial instruments allows us to reduce our exposure to the risk of adverse changes in exchange rates on the eventual reimbursement to foreign telephone companies for their portion of the revenues billed by AT&T for calls placed in the U.S. to a foreign country and other foreign currency payables and receivables. These transactions are generally expected to occur in less than one year.

FAIR VALUES OF FINANCIAL INSTRUMENTS INCLUDING DERIVATIVE FINANCIAL INSTRUMENTS The following table summarizes the notional amounts of material financial instruments. The notional amounts represent agreed-upon amounts on which calculations of dollars to be exchanged are based. They do not represent amounts exchanged by the parties and, therefore, are not a measure of our exposure. Our exposure is limited to the fair value of the contracts with a positive fair value plus interest receivable, if any, at the reporting date.

DERIVATIVES AND OFF BALANCE SHEET INSTRUMENTS

                                       1997          1996
                                     Contract/     Contract/
                                     Notional      Notional
                                      Amount        Amount
Interest rate swap agreements          $671          $983
Foreign exchange:
  Forward contracts                     426           646
  Option contracts                        2            65
Letters of credit                        63           264
Guarantees of debt                      242           328

  The tables below show the valuation methods and the carrying amounts and estimated fair values of material financial instruments.

FINANCIAL INSTRUMENT                  VALUATION METHOD
Debt excluding capital leases         Market quotes or based on rates
                                        available to us for debt with
                                        similar terms and maturities
Letters of credit                     Fees paid to obtain the
                                        obligations
Guarantees of debt                    There are no quoted market prices
                                        for similar agreements available
Interest rate swap agreements         Market quotes obtained from dealers
Foreign exchange contracts            Market quotes

Form 8-K                                                              AT&T Corp.
October 16, 1998

  For debt excluding  capital leases,  the carrying amounts and fair values were
$11,875  and  $12,312,   respectively,   for  1997;  and  $11,279  and  $11,709,
respectively, for 1996.

DERIVATIVES AND OFF BALANCE SHEET INSTRUMENTS
                                                1997
                                      Carrying         Fair
                                       Amount          Value
                                    Asset   Liab.   Asset  Liab.

Interest rate swap agreements          $3    $10       $5   $31
Foreign exchange
  forward contracts                     -     21        3    33

                                                1996
                                      Carrying         Fair
                                       Amount          Value
                                    Asset   Liab.   Asset  Liab.

Interest rate swap agreements          $5    $ 8      $47   $12
Foreign exchange
  forward contracts                     6     15        7    35


13. COMMITMENTS AND CONTINGENCIES

 In the normal course of business we are subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, we are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 1997. These matters could affect the operating results of any one quarter when resolved in future periods. However, we believe that after final disposition any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual consolidated financial statements. We lease land, buildings and equipment through contracts that expire in various years through 2032. Our rental expense under operating leases was $853 in 1997, $736 in 1996 and $665 in 1995. The following table shows our future minimum lease payments due under noncancelable operating leases at December 31, 1997. Such payments total $3,600. The total of minimum rentals to be received in the future under noncancelable subleases as of December 31, 1997, was $275.


              1998     1999     2000     2001     2002    Later Years
              $686     $560     $474     $362     $275         $1,243

Form 8-K                                                              AT&T Corp.
October 16, 1998

14. QUARTERLY INFORMATION (UNAUDITED)

1997                                  First    Second     Third    Fourth
Revenues                            $12,688   $12,896   $13,090   $12,903
Operating income                      1,616     1,482     1,747     1,991
Income from continuing operations     1,043       877     1,078     1,251
Income from discontinued
  operations                             38        31        20        11
Gain on sale of discontinued
  operation                               -         -        66         -
Net income                            1,081       908     1,164     1,262

Income per common share-basic:
    Continuing operations               .59       .49       .60       .70
  Discontinued operations               .02       .02       .01       .01
  Gain on sale of discontinued
    operation                             -         -       .04         -
  Net income                            .61       .51       .65       .71
Income per common share-diluted:
Continuing operations                   .59       .49       .60       .69
Discontinued operations                 .02       .02       .01       .01
Gain on sale of discontinued
    operation                             -         -       .04         -
  Net income                            .61       .51       .65       .70

Dividends declared                      .33       .33       .33       .33

Stock price*:
  High                                   $41 7/8  $38 1/4   $45 15/16  $63 15/16
  Low                                     34 3/8   30 3/4    34 1/4     43 3/16
Quarter-end close                         34 7/8   35 1/16   44 1/4     61 5/16

* Stock prices obtained from the Composite Tape

Form 8-K                                                              AT&T Corp.
October 16, 1998

1996                                  First    Second     Third    Fourth
Revenues                            $12,411   $12,455   $12,895   $12,927
Operating income                      2,363     2,268     2,189     1,889
Income from continuing
  Operations                          1,420     1,490     1,346     1,202
Income(loss) from discontinued
  Operations                            (77)      (18)       52       216
Gain on sale of
  discontinued operation                  -         -         -       162
Net income                            1,343     1,472     1,398     1,580

Income(loss) per common share-basic:
  Continuing operations                 .81       .85       .76       .68
  Discontinued operations              (.04)     (.01)      .03       .12
    Gain on sale of
    discontinued operation                -         -         -       .09
    Net income                          .77       .84       .79       .89

Income(loss) per common share-diluted:
    Continuing operations               .81       .84       .76       .68
    Discontinued operations            (.04)     (.01)      .03       .12
    Gain on sale of discontinued
      operation                           -         -         -       .09
  Net income                            .77       .83       .79       .89

Dividends declared                      .33       .33       .33       .33
Stock price*:
  High                                   $68 7/8  $64 7/8   $62 3/8    $44 1/2
  Low                                     60 1/8   58        49 1/4     33 1/4
  Quarter-end close                       61 1/8   62        52 1/4     43 3/8

* Stock prices obtained from the Composite Tape

    Stock prices on or before September 30, 1996, have not been restated to reflect the Lucent spin-off. Stock prices on or before December 31, 1996, have not been restated to reflect the NCR spin-off.

Form 8-K                                                              AT&T Corp.
October 16, 1998

15. TELEPORT COMMUNICATIONS GROUP, INC. MERGER
On July 23, 1998, AT&T completed the merger with Teleport Communications Group Inc. (TCG), pursuant to the plan of merger dated January 8, 1998. Each share of TCG common stock was exchanged for 0.943 of AT&T common stock resulting in an issuance of 181.6 million shares in the transaction. The merger is being accounted for as a pooling of interests, and accordingly, AT&T's results of operations, financial position and cash flows have been restated to reflect the merger.

In August 1998, AT&T extinguished approximately $1 billion of debt. The early extinguishment of this debt resulted in a pre-tax charge to AT&T of $217 million ($137 million after-tax) and was recorded as an extraordinary loss.


16. SUBSEQUENT EVENTS (UNAUDITED)

TELE-COMMUNICATIONS, INC. ACQUISITION
On June 24, 1998, AT&T signed a definitive merger agreement with Tele-Communications, Inc. (TCI) for an all-stock transaction. Under the agreement, AT&T will issue 0.7757 shares of AT&T common stock for each share of TCI Group Series A common stock and 0.8533 shares of AT&T common stock for each share of TCI Group Series B stock. The transaction, which is subject to regulatory, shareowner and other approvals, is expected to be completed in the first half of 1999. Also announced was TCI's intention to combine Liberty Media Group, its programming arm, and TCI Ventures Group, its technology investments unit, to form the new Liberty Media Group. Upon closing of the AT&T/TCI merger, the shareowners of the new Liberty Media Group will be issued separate tracking stock by AT&T in exchange for the shares currently held in Liberty Media Group and TCI Ventures Group.

JOINT VENTURE WITH BRITISH TELECOMMUNICATIONS PLC (BT)
AT&T and BT announced on July 26, 1998 that they will create a global venture to serve the complete communications needs of multinational companies and the international calling needs of individuals and businesses around the world. The venture, which will be owned equally by AT&T and BT, will combine trans-border assets and operations of each company, including their existing international networks, all of their international traffic, all of their trans-border products for business customers -- including an expanding set of Concert services -- and AT&T and BT's multinational accounts in selected industry sectors. The formation of the venture is subject to certain conditions, including receipt of regulatory approvals and the purchase by BT of MCI Communication Corporation's interest in Concert and the final negotiation and execution of definitive documents. The transaction is expected to be completed within 12 months.